                            STOCK PURCHASE AGREEMENT


                             DATED AS OF MAY 1, 1996

                                      AMONG

                             VANGUARD PLASTICS INC.

                                       AND

                   JOHN A. STEIL AND URSULA E. STEIL, TRUSTEES
                         OF THE 1989 STEIL FAMILY TRUST

                                       AND

                                RXI PLASTICS, INC.

                                       AND

                                RXI HOLDINGS, INC.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I

                                PURCHASE AND SALE
    1.1   PURCHASE AND SALE OF SHARES. . . . . . . . . . . . . . . . . . . .   1
    1.2   PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLERS
    2.1   OWNERSHIP OF SHARES. . . . . . . . . . . . . . . . . . . . . . . .   2
    2.2   DUE ORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . .   2
    2.3   DUE AUTHORIZATION. . . . . . . . . . . . . . . . . . . . . . . . .   2
    2.4   CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . .   3
    2.5   PERMITS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
    2.6   FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . .   4
    2.7   NO UNDISCLOSED LIABILITIES . . . . . . . . . . . . . . . . . . . .   4
    2.8   NO MATERIAL ADVERSE CHANGE . . . . . . . . . . . . . . . . . . . .   4
    2.9   REAL PROPERTY. . . . . . . . . . . . . . . . . . . . . . . . . . .   5
    2.10  INTELLECTUAL PROPERTY. . . . . . . . . . . . . . . . . . . . . . .   5
    2.11  MATERIAL CONTRACTS; PRODUCT WARRANTIES . . . . . . . . . . . . . .   7
    2.12  EMPLOYEES AND RELATED AGREEMENTS; ERISA. . . . . . . . . . . . . .  10
    2.13  EMPLOYEE RELATIONS . . . . . . . . . . . . . . . . . . . . . . . .  11
    2.14  NO DEFAULTS OR VIOLATIONS. . . . . . . . . . . . . . . . . . . . .  12
    2.15  CERTAIN ENVIRONMENTAL MATTERS. . . . . . . . . . . . . . . . . . .  12
    2.16  LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
    2.17  TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
    2.18  COMPANY ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . .  16
    2.19  INSURANCE POLICIES . . . . . . . . . . . . . . . . . . . . . . . .  17
    2.20  ACCOUNTS RECEIVABLE; INVENTORIES . . . . . . . . . . . . . . . . .  17
    2.21  CAPITAL IMPROVEMENTS . . . . . . . . . . . . . . . . . . . . . . .  17
    2.22  ASSETS SUFFICIENT FOR CONDUCT OF BUSINESS. . . . . . . . . . . . .  17
    2.23  CONSENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
    2.24  BANK ACCOUNTS; POWERS OF ATTORNEY. . . . . . . . . . . . . . . . .  18
    2.25  CUSTOMERS AND SUPPLIERS. . . . . . . . . . . . . . . . . . . . . .  18
    2.26  COMPANY PRODUCTS . . . . . . . . . . . . . . . . . . . . . . . . .  18
    2.27  ANTITRUST CONSIDERATIONS . . . . . . . . . . . . . . . . . . . . .  18
    2.28  DISCLOSURE . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PURCHASER AND GUARANTOR
    3.1   DUE ORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . .  19


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    3.2   CORPORATE AUTHORITY. . . . . . . . . . . . . . . . . . . . . . . .  19
    3.3   FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . .  20
    3.4   CONSENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE IV

                       COVENANTS OF SELLERS AND PURCHASER
    4.1   IMPLEMENTING AGREEMENT . . . . . . . . . . . . . . . . . . . . . .  20
    4.2   INVESTIGATION OF THE BUSINESS BY PURCHASER . . . . . . . . . . . .  20
    4.3   PRESERVATION OF BUSINESS, ASSETS AND SHARES. . . . . . . . . . . .  21
    4.4   ORDINARY COURSE. . . . . . . . . . . . . . . . . . . . . . . . . .  21
    4.5   BOOKS AND RECORDS. . . . . . . . . . . . . . . . . . . . . . . . .  21
    4.6   COMPENSATION . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
    4.7   CONSENTS AND APPROVALS . . . . . . . . . . . . . . . . . . . . . .  22
    4.8   MAINTENANCE OF INSURANCE . . . . . . . . . . . . . . . . . . . . .  22
    4.9   NO MODIFICATIONS . . . . . . . . . . . . . . . . . . . . . . . . .  22
    4.10  NO ORGANIC CHANGE. . . . . . . . . . . . . . . . . . . . . . . . .  22
    4.11  NO ISSUANCE OF SHARES, OPTIONS, ETC. . . . . . . . . . . . . . . .  22
    4.12  NO DIVIDENDS, ETC. . . . . . . . . . . . . . . . . . . . . . . . .  22
    4.13  EMPLOYEES. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE V

                             COVENANTS OF PURCHASER
    5.1   IMPLEMENTING AGREEMENT . . . . . . . . . . . . . . . . . . . . . .  23
    5.2   CONFIDENTIALITY. . . . . . . . . . . . . . . . . . . . . . . . . .  23
    5.3   CONSENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
    5.4   RECORDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE VI

                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
    6.1   CONSENTS AND APPROVALS . . . . . . . . . . . . . . . . . . . . . .  24
    6.2   WARRANTIES TRUE AS OF BOTH DATE HEREOF AND CLOSING DATE. . . . . .  24
    6.3   COMPLIANCE WITH AGREEMENTS AND COVENANTS . . . . . . . . . . . . .  24
    6.4   NO CHANGES OR DESTRUCTION OF PROPERTY. . . . . . . . . . . . . . .  24
    6.5   OPINION OF COUNSEL . . . . . . . . . . . . . . . . . . . . . . . .  24
    6.6   NON-COMPETITION AND NON-DISCLOSURE AGREEMENT . . . . . . . . . . .  24
    6.7   RELEASE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
    6.8   OTHER AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . .  25
    6.9   ACTIONS OR PROCEEDINGS . . . . . . . . . . . . . . . . . . . . . .  25
    6.10  RESIGNATION OF DIRECTORS AND OFFICERS. . . . . . . . . . . . . . .  25
    6.11  COMPLIANCE WITH HSR ACT. . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE VII

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS
    7.1   WARRANTIES TRUE AS OF BOTH DATE HEREOF AND CLOSING DATE. . . . . .  25
    7.2   COMPLIANCE WITH AGREEMENTS AND COVENANTS; CERTIFICATE. . . . . . .  25
    7.3   OPINION OF COUNSEL . . . . . . . . . . . . . . . . . . . . . . . .  26
    7.4   RELEASE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
    7.5   OTHER AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . .  26
    7.6   ACTIONS OR PROCEEDINGS . . . . . . . . . . . . . . . . . . . . . .  26
    7.7   EMPLOYMENT AGREEMENT . . . . . . . . . . . . . . . . . . . . . . .  26
    7.8   COMPLIANCE WITH HSR ACT. . . . . . . . . . . . . . . . . . . . . .  26
    7.9   DELIVERY OF GUARANTY . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE VIII

                                   THE CLOSING
    8.1   CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
    8.2   DELIVERIES BY SELLERS AND THE COMPANY. . . . . . . . . . . . . . .  27
    8.3   DELIVERIES BY PURCHASER. . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE IX

                                   TERMINATION
    9.1   TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
    9.2   NOTICE OF TERMINATION. . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE X

                      SURVIVAL AND REMEDY: INDEMNIFICATION
    10.1  SURVIVAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
    10.2  INDEMNIFICATION BY SELLERS . . . . . . . . . . . . . . . . . . . .  29
    10.3  INDEMNIFICATION BY PURCHASER AND GUARANTOR . . . . . . . . . . . .  30
    10.4  NOTICE OF CLAIMS . . . . . . . . . . . . . . . . . . . . . . . . .  30
    10.5  THIRD PARTY CLAIMS . . . . . . . . . . . . . . . . . . . . . . . .  31
    10.6  PROPORTIONATE LIABILITY; OFFSET. . . . . . . . . . . . . . . . . .  31
    10.7  LIMITATION ON LOSSES . . . . . . . . . . . . . . . . . . . . . . .  31
    10.8  SOLE REMEDY. . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE XI

                                  MISCELLANEOUS
    11.1  ARBITRATION. . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    11.2  EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    11.3  AMENDMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    11.4  BROKERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    11.5  NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    11.6  EFFECT OF INVESTIGATIONS.. . . . . . . . . . . . . . . . . . . . .  34
    11.7  WAIVERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34


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

    11.8  COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
    11.9  HEADINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
    11.10 APPLICABLE LAW . . . . . . . . . . . . . . . . . . . . . . . . . .  34
    11.11 ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
    11.12 PUBLICITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
    11.13 OTHER INSTRUMENTS  . . . . . . . . . . . . . . . . . . . . . . . .  35
    11.14 ENTIRE UNDERSTANDING . . . . . . . . . . . . . . . . . . . . . . .  35


                                    EXHIBITS

Exhibit A           Form of Purchaser Note
Exhibit B           Form of Opinion of Counsel to Sellers
Exhibit C           Form of Non-Competition and Non-Disclosure Agreement
Exhibit D           Form of Release
Exhibit E           Form of Opinion of Counsel to Purchaser
Exhibit F           Form of Employment Agreement

                                    SCHEDULES

Schedule 1.1        Shares Owned by Each Seller
Schedule 1.2        Payment Instructions
Schedule 2.2        Jurisdictions
Schedule 2.3        Due Authorization
Schedule 2.4        Capitalization
Schedule 2.5        Permits
Schedule 2.8        Material Adverse Changes
Schedule 2.9        Real Property
Schedule 2.10(F)    Intellectual Property
Schedule 2.10(G)    Agreements regarding Intellectual Property
Schedule 2.10(H)    Title to Intellectual Property
Schedule 2.10(I)    Intellectual Property Breaches
Schedule 2.10(J)    Challenged; Restricted Intellectual Property
Schedule 2.10(K)    Intellectual Property Infringement
Schedule 2.10(L)    Employee Intellectual Property
Schedule 2.11(A)    Material Contracts
Schedule 2.11(B)    Customer Orders and Proposals
Schedule 2.11(C)    Product Warranties
Schedule 2.12(A)    Employment Compensation and Similar Agreements
Schedule 2.12(B)    Employee Benefit Plans
Schedule 2.12(D)    Noncompliance with Respect to Plans
Schedule 2.12(I)    Employees
Schedule 2.14       No Defaults or Violations
Schedule 2.15       Environmental Matters


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Schedule 2.16       Litigation
Schedule 2.17       Tax Matters
Schedule 2.18       Company Assets
Schedule 2.19       Insurance Policies
Schedule 2.20       Accounts Receivable
Schedule 2.21       Capital Improvements
Schedule 2.23       Consents
Schedule 2.24       Bank Accounts
Schedule 2.25       Customers and Suppliers
Schedule 2.26       Company Products
Schedule 4.5        Books and Records

                             STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT, dated as of May 1, 1996 (this "AGREEMENT"), is by and among Vanguard Plastics Inc., a Pennsylvania corporation, and John A. Steil and Ursula E. Steil, as sole Trustees of The 1989 Steil Family Trust ("Trust") (each, a "SELLER" and collectively, "SELLERS"), RXI Plastics, Inc., a Delaware corporation ("PURCHASER") and RXI Holdings, Inc., a Delaware corporation ("Guarantor").

                                    RECITALS

     A. Sellers own one hundred percent (100%) of the outstanding shares of capital stock of Vanguard Plastics of California, Inc., a California corporation (the "COMPANY"), which shares Sellers desire to sell to Purchaser and Purchaser is willing to purchase from Sellers, on the terms and conditions set forth herein.

     B. Guarantor owns one hundred percent (100%) of the outstanding shares of capital stock of Purchaser.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among the parties as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

     1.1 PURCHASE AND SALE OF SHARES. Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined in SECTION 8.1) each Seller shall sell, transfer, convey and deliver to Purchaser, and Purchaser shall accept, acquire and take delivery of, all of the shares of capital stock of the Company (the "SHARES") owned by such Seller. The number of Shares owned by each Seller is listed opposite such Seller's name on SCHEDULE 1.1.

     1.2 PURCHASE PRICE. As full consideration for the sale, transfer, conveyance and delivery to Purchaser of all of the Shares on the Closing Date (as defined in SECTION 8.1), Purchaser shall pay to Sellers in the aggregate as the purchase price for all of the Shares ("Purchase Price") the amount equal to the sum of One Million One Hundred Seventy-Six Thousand Four Hundred Seventy Dollars ($1,176,740). A portion of the Purchase Price shall consist of a promissory note in the form of Exhibit A hereto (the "PURCHASER NOTE"). The Purchaser Note shall be in an aggregate principal amount equal to Five Hundred Seventy-Six Thousand Four Hundred Seventy Dollars ($576,470), shall bear interest at a rate of ten percent (10%) payable semi-annually in arrears with twenty percent (20%) of the original principal payable on each anniversary of the Closing Date, and shall be due and payable in full on the fifth anniversary of the Closing Date. The Purchaser Note may be prepaid by Purchaser at any time without penalty, and will be guaranteed by Guarantor pursuant to a guaranty in the form of Exhibit G ("Guaranty"). The cash portion of the

Purchase Price shall be wired pursuant to written instructions to be provided by Vanguard Plastics no later than two (2) days prior to the Closing and the Purchase Price will be paid to Sellers at the Closing as follows:

          (a)  The Purchaser Note shall be delivered to the Trust; and

          (b) The balance of the Purchase Price shall be paid to Vanguard Plastics, Inc.


                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

     Each Seller, jointly and severally, except for the representations and warranties set forth in Section 2.1 and (to the extent of consents to be obtained by the Seller and not the Company) Section 2.23 which are made by each Seller for itself alone, represents and warrants to Purchaser as follows:

     2.1 OWNERSHIP OF SHARES. The Shares set forth opposite such Seller's name on SCHEDULE 1.1 are owned by such Seller free and clear of any option, pledge, security interest, lien, charge, encumbrance, mortgage or claim, (each, an "ENCUMBRANCE"), have been duly and validly issued, are fully paid and non-assessable, and except for the Stockholder Agreement disclosed on Schedule 2.4 are not subject to any restriction on transfer. Upon transfer to Purchaser of the Shares at the Closing, such Seller will convey to Purchaser good title to such Shares free and clear of all Encumbrances. SCHEDULE 1.1 is a complete and accurate list of all of the legal and beneficial owners of shares of stock of the Company.

     2.2 DUE ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is duly qualified to do business as a foreign corporation in each of the jurisdictions listed on SCHEDULE 2.2 with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company does not conduct business nor is it required to qualify to do business as a foreign corporation in any jurisdiction(s) other than the jurisdictions listed on SCHEDULE 2.2, except where failure to be qualified would not have a material adverse effect on the Company. The Company does not own or lease property in any jurisdiction other than its jurisdiction of incorporation and the jurisdictions set forth on
SCHEDULE 2.2. The Company has no subsidiaries, either wholly or partially owned, and the Company does not, directly or indirectly, own or hold any outstanding voting securities or other equity interest in any security issued by any corporation or other entity.

     2.3 DUE AUTHORIZATION. Such Seller has full corporate, fiduciary or personal power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and this Agreement has been duly executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the availability of specific remedies. Except as set forth on SCHEDULE 2.3, the execution, delivery and performance of this Agreement by such Seller and all other instruments, agreements, certificates and documents required hereby by such Seller do not (i) violate any decree or judgment of any court or the government of the United States or any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (each, a "GOVERNMENTAL AUTHORITY") which may be binding on or applicable to the Company, the assets of the Company (the
"COMPANY ASSETS"), or any of the Sellers; (ii) violate any law (or regulation promulgated under any law); (iii) result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, or result in the creation of any Encumbrance upon any of the Company Assets or the Shares under, or require the consent of a party other than the Company under, any of the terms, conditions or provisions of any contract, lease, commitment, indenture, mortgage, note, bond, instrument, license or other agreement to which such Seller or the Company is a party, or by which such Seller, the Company or any of the Company Assets or the Shares are bound, where such breach, default or cancellation would have a material adverse effect on the Company; (iv) permit the acceleration of the maturity of any indebtedness of the Company or any indebtedness secured by any of the Company Assets or the Shares; or (v) violate or conflict with any provision of the articles of incorporation or bylaws of the Company.

     2.4 CAPITALIZATION. The authorized capital stock of the Company consists of One Million (1,000,000) shares of common stock, no par value, of which Five Hundred Thousand (500,000) shares have been duly issued and are currently issued and outstanding. Neither Seller nor the Company has granted or issued any option, warrant or similar right to, or entered into any agreements, arrangements or commitments with, any person or entity to purchase or acquire any rights with respect to any shares of capital stock of the Company. Except as set forth in SCHEDULE 2.4, the Company is not a party to, and does not otherwise have any knowledge of the current existence of, any stockholder agreement, voting trust agreement or any other similar contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise related to the voting, dividend, ownership or transfer rights of any shares of capital stock of the Company, and the Company has no obligations to repurchase any shares of common stock of the Company. The Stockholders Agreement listed on
Schedule 2.4 will be terminated immediately prior to the Closing.

     2.5 PERMITS. SCHEDULE 2.5 is a true, correct and complete list of all the Company's Federal, state, local or foreign licenses, certificates, permits, franchises, consents, approvals and rights (the "PERMITS"). The Company owns, holds or possesses all Permits necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business substantially as currently conducted. Complete and correct copies of the Permits have been delivered to Purchaser. The Company has fulfilled and performed its obligations under each of the Permits and no event has occurred or condition exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Permit or would adversely affect in any material respect the rights of the

Company under any such Permit or which permits revocation or termination of any such Permits or which would adversely affect in any material respect the rights of the Company under any such Permit.

     2.6 FINANCIAL STATEMENTS. Sellers have delivered to Purchaser copies of the audited financial statements of the Company as of and for the twelve-month periods ended December 31, 1992, December 31, 1993, December 31, 1994 and December 31, 1995, in each case consisting of the balance sheet at each such date and the related statements of income, changes in stockholders equity and cash flows for the applicable period (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared in conformity with generally accepted accounting principles ("GAAP") consistently applied and present fairly the consolidated financial position and the assets of the Company and the consolidated results of the operation of the Company and changes in financial position as of and with respect to the respective dates thereof and the periods covered thereby and are in conformity with the past accounting practices of the Company as consistently applied during such periods. The balance sheet included in the Financial Statements as at December 31, 1995, referred to as the "Balance Sheet", is prepared in conformity with GAAP consistently applied and fairly presents the consolidated financial position of the Company as at the date thereof in conformity with GAAP. None of the Financial Statements contains any material items of special or nonrecurring income except as expressly specified therein. Except for liabilities which accrue or arise in the ordinary course of the Company's business as conducted in prior periods, since the date of the Balance Sheet, the Company has not incurred any liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due.

     2.7 NO UNDISCLOSED LIABILITIES. As of the date hereof, the Company is not subject to any liability (including unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Balance Sheet, other than liabilities of the same nature as those set forth in the Balance Sheet which were reasonably incurred in the ordinary course of its business consistent with past practice after the date of the Balance Sheet. As of the Closing, the Company will have no liabilities which, in accordance with GAAP, would be required to be reflected on a balance sheet as of such date other than
(i) current liabilities or indebtedness incurred in the ordinary course of business after January 1, 1996, (ii) Company indebtedness incurred prior to January 1, 1996 and reflected on the Balance Sheet and (iii) deferred tax liabilities.

     2.8 NO MATERIAL ADVERSE CHANGE. Except as set forth on SCHEDULE 2.8, since December 31, 1995, the business of the Company has been conducted only in the ordinary course and there has not been since December 31, 1995: (i) any material adverse change in the financial condition, business, properties, assets or results of operations of the Company; (ii) any material loss or damage (whether or not covered by insurance) to any of the Company Assets which materially affects or impairs the ability of the Company to conduct its business, or any other event or condition of any character which has materially and adversely affected the business or operation of the Company; (iii) the attaching, placing or granting of, or the agreement to attach, place or grant, any Encumbrance on any of the

Company Assets or the Shares; (iv) any indebtedness incurred by such Seller or the Company, other than in the ordinary course of business; (v) any contract or other transaction entered into by such Seller relating to, or otherwise affecting in any way, the Company or the operation thereof, other than in the ordinary course of business; (vi) any sale or transfer of the Company Assets or any cancellation of any debts or claims of the Company;
(vii) any change in the terms of any of the Material Contracts (as defined in SECTION 2.11 hereof) of the Company, except in the ordinary course of business; (viii) any change in the accounting systems, policies or practices of the Company; (ix) any waiver by or on behalf of the Company of any rights which have any material value; or (x) any transactions with any of the Company's affiliates, except for transactions entered into in the ordinary course of business, which in the aggregate have not been material to the Company.

     2.9 REAL PROPERTY. "REAL PROPERTY" shall mean all of the land, buildings, plants, facilities, installations, fixtures and other structures and improvements leased exclusively to, or owned by, the Company. All of Company's Real Property is listed on SCHEDULE 2.9. The activities carried on by the Company on the Real Property are not, to such Seller's knowledge, in violation of any applicable zoning, environmental or health and safety regulation or ordinance or any other similar law, statute, regulation or ordinance in any material respect and all of such premises are in such condition as is adequate for the operation of the Company's business. To such Seller's knowledge, all covenants or other restrictions (if any) to which any of the Real Property is subject are being properly performed and observed except to the extent contrary to law and neither the Company nor any of the Sellers has received any notice of violation (or claimed violation) thereof and there is no pending, threatened or proposed proceeding or governmental action to modify the zoning classification of, or to condemn or take by the power of eminent domain (or to purchase in lieu thereof), or to classify as a landmark, or otherwise to take or restrict in any way the right to use, develop or alter, all or any part of the Real Property.
In addition, with respect to Real Property subject to a lease or similar agreement pursuant to which the Company is the lessee of, or holds or operates, any Real Property owned by a third person, no event or condition has occurred which constitutes or, with the giving of notice or passage of time or both could constitute, a material default thereunder, which default would have a material adverse effect on the financial condition or results of operations of the Company, or would entitle the lessor to terminate the lease.

     2.10 INTELLECTUAL PROPERTY. "Intellectual Property" means all of the intellectual property owned by, licensed to or used by the Company in the conduct of its business (other than commercially available "Shrinkwrap" licensed software), and includes:

          (a) all United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable) or improvements thereto ("Patent Rights");

          (b) all United States, state and foreign trademarks, service marks, logos, trade dress and trade names (including all assumed or fictitious names under which the Company is conducting its business or has within the previous five years conducted its business), whether registered or unregistered, and pending applications to register the foregoing ("Trademarks");

          (c) all United States and foreign copyrights, whether registered or unregistered and pending applications to register the same ("Copyrights");

          (d) all confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information ("Trade Secrets"); and

          (e) all computer software programs and software systems, the copyright or other intellectual property rights to which are owned by or licensed to, and used by the Company in the conduct of the Company's business, including all databases, compilations, tool sets, compilers, higher level or proprietary languages, related documentation and materials, whether in source code, object code or human readable form ("Software").

          (f) SCHEDULE 2.10(F) contains a list and description (showing in each case the owner, licensor or licensee thereof; any product, device, process, service, business or publication covered thereby; the expiration date and number, if any) of all Intellectual Property, other than (i) copyrights that are unregistered and as to which no registration application is pending, (ii) Trade Secrets, and (iii) software licensed to the Company that is generally available to end users and subject to license agreements that become effective when the purchaser breaks the Software package.

          (g) SCHEDULE 2.10(G) also contains a list and description of all agreements, commitments, contracts, understandings, licenses, sublicenses, assignments and indemnities which relate or pertain to any Intellectual Property or to disclosure or use of ideas or information of the Company or third persons to which the Company is a party, showing in each case the parties thereto and the material terms thereof.

          (h)  Except as disclosed in SCHEDULE 2.10(H), the Company either:
     (i) owns the entire right, title and interest in and to the Intellectual Property free and clear of any Encumbrance; or (ii) has the perpetual, royalty-free right to use the same.

          (i) Except as disclosed in SCHEDULE 2.10(I), the Company is not in breach of any material provision of any material agreement, commitment, contract, understanding, license, sublicense, assignment or indemnity which relates to any of the Intellectual Property, and the Company has not taken any action which would impair or otherwise adversely effect its rights in any of the Intellectual Property. The Company has all right, power and authority with respect to the Intellectual Property and materials identified above to execute and deliver this Agreement, to consummate the transactions contemplated hereby and thereby and to comply with or fulfill the terms, conditions or provisions hereof or thereof. The transactions contemplated by this Agreement will have no adverse effect on the validity and enforceability of any of the Intellectual Property.

          (j) Except as disclosed in SCHEDULE 2.10(J): (i) all registrations for Intellectual Property identified as being owned by the Company are valid and in force, and all applications to register any unregistered Intellectual Property are pending and in good standing, all without challenge of any kind; (ii) the Intellectual Property owned by the Company is valid and enforceable; and (iii) the Company has the sole and exclusive right to bring actions for infringement or unauthorized use of the Intellectual Property owned by the Company, and to the best knowledge of the Company, there is no basis for any such action. Correct and complete copies of: (x) registrations for all registered copyrights, trademarks, trade names, service marks and patents identified as being owned by the Company; (y) all pending applications to register unregistered Intellectual Property (together with any subsequent correspondence or filings relating to the foregoing); and (z) all items identified above, have heretofore been delivered by the Company or Sellers.

          (k) Except as disclosed in SCHEDULE 2.10(K), no infringement of any copyright, trademark, service mark, trade name, patent, patent right, trade secret or other property right of any other Person (as defined below) has occurred or results in any way from the operations of the Company's business. "PERSON" means any individual, corporation, partnership, joint venture, association, company, trust, estate, unincorporated organization or Governmental Authority. No claim of any infringement of any copyright, trademark, service mark, trade name, patent, patent right, trade secret or other property right of any other Person has been made or asserted in respect of the operations of the Company's business. The Company has not had notice of, or knowledge of any basis for, a claim against the Company that its operations, activities, products, software, equipment, machinery or processes of the Company's business infringe any copyright, trademark, service mark, trade name, patent, patent right, trade secret or other property right of any other Person.

          (l) Except as disclosed in SCHEDULE 2.10(L), all employees, agents, consultants, or contractors who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company or any predecessor in interest thereto either: (i) was, at the time of such contribution or participation, an employee of the Company; (ii) is a party to a "work-for-hire" agreement under which the Company is deemed to be the original owner/author of all property rights therein; or (iii) has executed an assignment or an agreement to assign in favor of the Company (or such predecessor in interest, as applicable) of all right, title and interest in such material.

     2.11 MATERIAL CONTRACTS; PRODUCT WARRANTIES. SCHEDULE 2.11(A) lists the agreements and contracts deemed material by the Company or the Sellers (the "Material Contracts"). Except as set forth in SCHEDULE 2.11(A), the Company is not a party to or bound by:

          (a)  any contract for the purchase, sale or lease of real property;

          (b) any contract for the purchase of raw materials which involved the payment of more than $100,000 in fiscal year 1996 or which includes obligations of the Company which extends beyond June 30, 1996;

          (c) any contract for the purchase, licensing or development of Software;

          (d) any consignment, distributor, dealer, manufacturers representative, sales agency, advertising representative or advertising or public relations contract which involved the payment of more than $50,000 in either of calendar years 1994 or 1995, and which extends beyond June 30, 1996;

          (e) any guarantee of the obligations or liabilities of customers, suppliers, officers, directors, employees, affiliates of the Company or others;

          (f) any contract between the Company and any stockholder, director or officer or any affiliate of any of them;

          (g) any agreement which provides for, or relates to, the incurrence by the Company of debt for borrowed money or the extension of credit (other than to customers in the ordinary course of business consistent with past practice) by the Company to any other Person;

          (h) any agreement or understanding with a third Person that restricts the Company from carrying on its business anywhere in the world; or that provides for or relates to any non-competition or confidentiality arrangement with any Person, including any current or former officer or employee of the Company;

          (i) any contract or group of related contracts for capital expenditures or capital purchases in excess of $100,000 for any single project or related series of projects;

          (j) any partnership, joint venture or other similar arrangement or agreement involving a sharing of profits or losses;

          (k) any contract that provides for penalties or other specified damages based on late or delayed delivery of product by the Company or breach by the Company of such contract;

          (l) any contract not otherwise referred to in this SECTION 2.11 and not made in the ordinary course of the Company's business; or

          (m) any contract for any purpose (whether or not made in the ordinary course of the Company's business or otherwise not required to be listed or described in SCHEDULE 2.11(A)) that is material to the Company or its business.

          (n) SCHEDULE 2.11(B) sets forth, as of March 31, 1996, each open customer contract or purchase order for which the contract price is $50,000 or greater and includes, for each such contract or purchase order (i) the contract price, (ii) the aggregate amount of the advance payments, if any, received by the Company as of that date, and (iii) the estimated percentage of completion of such contract or purchase order as of that date.
     SCHEDULE 2.11(B) also sets forth, as of March 31, 1996, each proposal made to or received from a customer for which the contract price is expected to be, if such proposal is accepted (or is, if such proposal has been accepted), in excess of $50,000.

          (o) SCHEDULE 2.11(C) contains, with respect to all products sold or distributed by the Company, (i) the form of, or a description of the material terms of, each standard product warranty given or offered by the Company, and (ii) a list and description of each express warranty given or offered by the Company that is not a standard warranty, in each case which warranty is in effect on the date hereof or will be in effect on the Closing Date. The reserve for liabilities with respect to warranty claims or returns for defective goods included in the Financial Statements as of December 31, 1995 fairly reflects in all material respects the amount required in accordance with GAAP to be shown therein as a reserve for returns or liability, and the reserve for such liabilities that will be set forth in the books and records of the Company on the Closing Date will fairly reflect in all material respects the amount required in accordance with GAAP to be shown thereon as of the Closing Date.

     Except as set forth in SCHEDULE 2.11(A), each of the Material Contracts constitutes a valid and binding obligation of the Company, and to the Company's best knowledge, the other parties thereto, and is in full force and effect and will continue in full force and effect after the Closing Date, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. The Company has fulfilled and performed in all material respects its obligations required to be heretofore performed under each of the Material Contracts, and the Company is not in, or alleged to be in, breach or default under, nor is there or is there alleged to be any basis for termination of, any of the Material Contracts and, to the best knowledge of the Company, no other party to any of the Material Contracts has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company or, to the best knowledge of the Company, by any such other party. The Company is not currently renegotiating any of the Material Contracts or paying liquidated damages in lieu of performance thereunder. Complete and correct copies of each of the Material Contracts have heretofore been delivered to Purchaser.

     2.12 EMPLOYEES AND RELATED AGREEMENTS; ERISA.

          (a) Attached as SCHEDULE 2.12(A) is a list of all of the Company's employment, consulting, commission, advisory or other service agreements or arrangements (whether in writing or oral), other than hourly workers which provide for the payment by the Company of more than $30,000 per annum, and all of the Company's bonus or incentive remuneration plans or arrangements, deferred compensation agreements, confidentiality agreements and covenants not to compete with any officer, director, stockholder, employee, agent or attorney-in-fact of the Company.

          (b) Attached as SCHEDULE 2.12(B) is a true and correct list of all of the Company's employee benefit agreements, plans or arrangements (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including any profit sharing, pension, or 401(k) plans (each, a "BENEFIT PLAN").

          (c)  The Company or the Sellers have heretofore delivered to Purchaser
(i) a copy of each employee manual issued by the Company since January 1, 1991 and (ii) a full and complete statement of the present policies relating to vacation pay, sick pay, and personal or family leave, holidays, overtime work, severance, layoffs, insurance benefits and expense reimbursement of the employees of the Company.

          (d) Neither the Company nor the Sellers maintain any Employee Plan that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, or contributes to any employee benefit plan subject to Title IV of ERISA. Except as set forth in SCHEDULE 2.12(D), each of the Benefit Plans complies in form in all material respects and has been administered in all material respects in accordance with the requirements of ERISA and, where applicable, the Code. The Company has complied in all material respects with the health care continuation requirements of Section 601 ET SEQ. of ERISA with respect to its employees and their spouses, former spouses and dependents.

          (e) The Company has made available to Purchaser, with respect to each of the Company's Benefit Plans, correct and complete copies of (i) all currently effective plan documents and amendments, trust agreements and insurance contracts, (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, as filed, (iii) the current and, to the extent available, the prior summary plan description, and (iv) the most recent financial statements.

          (f) Neither the Company nor, to the best knowledge of any Seller, any other "disqualified person" (within the meaning of Section 4975 of the Code) or "party in interest" (within the meaning of Section 3(14) of ERISA) has engaged in any "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any of the Benefit Plans which could subject any such Plan (or its related trust) or Purchaser or any ERISA Affiliate (as defined in ERISA) of Purchaser to the penalty or tax under Section 402(i) of ERISA or Section 4975 of the Code.

          (g) There is no pending or, to the best knowledge of any Seller, threatened claim which alleges any violation of ERISA or any other law (i) by or on behalf of any of the Benefit Plans or (ii) by any employee of the Company or any plan participant or beneficiary against any such plan.

          (h) SCHEDULE 2.12(I) contains: (i) a list of all employees of the Company as of February 29, 1996, (ii) the then current annual compensation of and a description of the fringe benefits (other than those generally available to all employees) provided by the Company to any such listed employees, (iii) a list of all present or former employees of the Company paid $30,000 or more in calendar year 1995 who have terminated or given notice of their intention to terminate their relationship with the Company since December 31, 1995, (iv) a list of any increase, effective after December 31, 1995, in the rate of compensation of any employees if such increase exceeds 5% of the previous annual salary (exclusive of any bonus and/or profit sharing compensation) of such employee and (v) a list of all substantial changes in job assignments of, or arrangements with, or promotions or appointments of, any employees whose compensation as of December 31, 1995 was $30,000 per annum or more.

          (i) To such Seller's knowledge, (i) neither such Seller nor any officer or director of the Company has any direct or indirect interests in the business of competitors, suppliers or customers of the Company and (ii) the Company has not (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (B) made any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, (C) violated any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder, (D) received any illegal discounts or rebates or any other violation of the antitrust laws or (E) been the subject of any investigation by the Securities and Exchange Commission ("SEC") or any other federal, foreign, state or local government agency or authority.

     2.13 EMPLOYEE RELATIONS. The Company has complied in all material respects with all applicable laws, rules and regulations which relate to wages, hours, discrimination in employment and collective bargaining (except where non-compliance would not have a material adverse effect on the Company) and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. The Company is not a party to any collective bargaining agreement, nor, to such Seller's knowledge, is any organizing drive under way or any representation election scheduled. To such Seller's knowledge, the Company is not a party to, and is not affected by or threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving employees of the Company. The Company is not materially affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any of its suppliers or customers. To the best of the Company's or any Seller's knowledge, no union organizing or election activities involving any non-union employees of the Company have occurred at any time during they three-year period immediately preceding the Closing Date.

     2.14 NO DEFAULTS OR VIOLATIONS. The Company is not in breach of any provision of, nor is it in default under the terms of, any Material Contract to which it is a party or under which it has any rights or by which it is bound, except where such breach or default would not have a material adverse effect on the Company, and to the knowledge of such Seller, no other party to any such Contract is in default or breach thereunder. Except as disclosed in
SCHEDULE 2.14, the Company is in compliance in all material respects with each law, regulation, rule or order of any Governmental Authority that is applicable to it, except where non-compliance would not have a material adverse effect on the Company. No notice from any Governmental Authority has been served upon any of the Sellers, the Company claiming any violation of any law, regulation, rule or order which would have a material adverse effect on the business or operations of the Company.

     2.15 CERTAIN ENVIRONMENTAL MATTERS.  Except as set forth in SCHEDULE 2.15:

          (a) the Company's past and present operations of the Company's business have complied and are in material compliance with all applicable requirements of laws derived from or relating to all federal, state and local laws or regulations relating to or addressing the environment, health or safety, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), the Occupational Safety and Health Act ("OSHA") and the Resource Conservation and Recovery Act ("RCRA") ("Environmental Laws");

          (b) the Company has obtained all environmental, health and safety Permits necessary for the operation of its business, and all such Permits are in good standing and the Company is in compliance with all terms and conditions of such Permits;

          (c) none of the Company, nor any of the Real Property or its past or present operations, is subject to any on-going investigation by, order from or agreement with any Person (including any prior owner or operator of any Real Property) respecting (i) any Environmental Law, (ii) any actions required to (A) clean up, remove, treat or in any other way address Contaminants (as defined below) in the environment, (B) prevent the Release (as defined below) or minimize the further Release of Contaminants or (C) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care, or (iii) any claim of losses and expenses arising from a Release or threatened Release ("Remedial Action"). A "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Real Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or any Real Property; "Contaminant means any pollutant, hazardous substance, hazardous air pollutant, toxic air contaminant, radioactive substance or waste, toxic substance, asbestos, radon gas, polychlorinated biphenyls, hazardous waste, extremely hazardous waste, special waste, lead, petroleum or petroleum-derived substance or waste (including, without limitation, hydraulic oil, gasoline or diesel fuel) and includes, but is not limited to, all of the items listed above as defined in any Environmental Law

     (including CERCLA and RCRA) or any hazardous or toxic constituent thereof, as well as any other substance which is required by any governmental authority or Environmental Law to be investigated, cleaned up, removed, treated, controlled, monitored or otherwise abated or the presence of which shall require warnings to be given;

          (d) the Company is not subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Law;

          (e)  Except as set forth in SCHEDULE 2.15, the Company has not:

               (i) suffered a Release of a Contaminant substance or filed any report of a Release pursuant to Section 103(a) of CERCLA, or any state equivalent;

               (ii) filed a notice pursuant to Section 103(c) of CERCLA;

               (iii) filed notice pursuant to Section 3010 of RCRA or any state equivalent, indicating the generation of any hazardous waste, as that term is defined under 40 CFR Part 261 or any state analog; or

               (iv) filed any notice under any applicable Environmental Law reporting a substantial violation of any applicable Environmental Law;

          (f) there is not now, nor to the best knowledge of the Company has there ever been, on or in any Real Property:

               (i) any treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 CFR Part 261 or any state analog that requires or required a Permit pursuant to Section 3005 of RCRA or any state equivalent; or

               (ii) any underground storage tank or surface impoundment or landfill or waste pile.

          (g) there is not now on or in any Real Property any polychlorinated biphenyls (PCB) used in pigments, hydraulic oils, electrical transformers or other equipment;

          (h) the Company has not received any notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant into the environment on any Real Property or generated by the Company;

          (i) no Real Property has been listed or, to the best knowledge of the Company, proposed for listing on the National Priorities List pursuant to CERCLA, on the Comprehensive Environmental Response, Compensation and Liability Information System List or any state list of sites requiring Remedial Action;

          (j) the Company has not sent or arranged for the transport of any Contaminant to any site listed on the National Priorities List pursuant to CERCLA or that otherwise could give rise to liability on the part of the Company for Remedial Action, losses or expenses;

          (k)  no environmental Encumbrance has attached to any Real Property;

          (l) any asbestos-containing material which is on or part of any Real Property (excluding any raw materials used in the manufacture of products or products themselves) is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Environmental Law;

          (m) none of the products that the Company manufactures, distributes or sells in connection with its business, now or in the past, contains asbestos or asbestos-containing material; and

          (n) there has been no Release for which the Company has responsibility under any Environmental Law to investigate, monitor, remove or remediate.

     2.16 LITIGATION. Except as set forth in SCHEDULE 2.16, there are no actions, suits, or other litigation, proceedings or governmental investigations pending or, to the knowledge of any of the Sellers, threatened against the Company, or which seek to restrain the transactions contemplated by this Agreement. Neither the Company nor such Seller is subject to any order, judgment, decree, stipulation, or consent of or with any court, Governmental Authority or agency which has, or is likely to have, a material adverse effect on the financial condition or the results or operation of the Company.

     2.17 TAXES.

          (a) Except as set forth on SCHEDULE 2.17, (i) the Company has filed or caused to be filed all returns, reports or similar statements (together with the schedules thereto) required to be filed with respect to any Tax (as defined in PARAGRAPH (D) below), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax (collectively, "TAX RETURNS") required to be filed as of the time this representation is made;
(ii) all such Tax Returns disclose all Taxes required to be paid by the Company for the periods covered thereby; (iii) the Company has no liability for Taxes (whether or not shown on any Tax Return) owed by the Company for activities or events occurring at any time prior to the Closing Date which have not been timely paid or adequately reserved for on the Balance Sheet or the books and records of the Company; (iv) the Company has not waived or been requested to waive any statute of limitations in respect of Taxes; (v) to the best knowledge of the Sellers the Tax Returns referred to in clause (i) have not been examined by the Internal Revenue
Service or the appropriate state, local or foreign taxing authority; (vi) there is no action, suit, investigation, audit, claim or assessment pending or to the best of the Sellers knowledge proposed or threatened with respect to Taxes of the Company; (vii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been reserved for on the Financial Statements or paid in full; (viii) the Company is not a party to any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes the Company; (ix) there are no liens for Taxes upon the assets of the Company, except liens relating to current Taxes not yet due; (x) all Taxes which the Company is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued; (xi) the accruals for deferred Taxes (assuming 1994 tax rates) reflected in the Financial Statements are adequate to cover any deferred tax liability of the Company determined in accordance with GAAP through the date thereof; (xii) the Company has not been a member of any Company Group (as defined in PARAGRAPH (D) below) and is not a member of any Company Group as of the date hereof; (xiii) there are no Tax rulings, requests for rulings, or closing agreements relating to the Company which could affect the Company's liability for Taxes for any period after the Closing Date; (xiv) as a result of a change in accounting method for a Tax period beginning before the Closing Date, the Company will not be required to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state or local Tax law) in taxable income for any Tax period beginning on or after the Closing Date; (xv) as a result of any "closing agreement" (as described in Section 7121 of the Code or any corresponding provision of state or local Tax law), the Company will not be required to include any item of income in or exclude any item of deduction from any Taxable period beginning on or after the Closing Date; (xvi) no unresolved claim has ever been made by a Taxing authority in a jurisdiction where the Company has never paid Taxes or filed
Tax Returns asserting that the Company or is or may be subject to Taxes assessed by such jurisdiction; (xvii) none of the property of the Company is required to be treated as owned by another person pursuant to Section
168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform
Act of 1986) or is "tax exempt use property" within the meaning of Section 168(h) of the Code; (xviii) the Company has not filed a consent under Section 341(f) of the Code or any comparable provision of state statutes; (xix) all assets reflected on the Financial Statements are properly treated as owned by the Company for all income Tax purposes; (xx) since January 1, 1990, neither the Company nor the Sellers have taken any action not in accordance with past practice that would have the effect of deferring any Tax liability for the Company from any taxable period ending on or before the Closing Date to any taxable period ending after the Closing Date; (xxi) no income or gain of the Company has been deferred pursuant to Treasury Regulation Sections 1.1502-13T or -14T, or Proposed Treasury Regulation Sections 1.1502-13; (xxii) no excess loss account (as described in Treasury Regulation Sections 1.1502-14,
1.1502-19, and 1.1502-32), exists with respect to the Company; (xxiii) no power of attorney has been granted with respect to any matter relating to Taxes of the Company which is currently in force; (xxiv) neither the Company has participated in or cooperated in an international boycott, within the meaning of Section 999 of the Code, nor has any such corporation had operations which are or may hereafter become reportable under Section 999 of the Code; (xxv) the

Company has not disposed of property in a transaction being accounted for under the installment method pursuant to Section 453 or 453A of the Code; and
(xxvi) the Company has no corporate acquisition indebtedness, as described in
Section 279(b) of the Code.

          (b) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code;

          (c) As a result of the transactions contemplated by this Agreement, the Company will not be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future;

          (d) As used herein, "TAX" means: (i) any federal, state, local or foreign income, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, stamp, or environmental tax, or any other tax or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority; and (ii) any liability of the Company arising in connection with events occurring on or before the Closing Date for the payment of amounts, or with respect to payments of a type, described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company under any Tax sharing arrangement or Tax indemnity arrangement. "COMPANY GROUP" means any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included the Company or any predecessor of or successor to the Company (or another such predecessor or successor), or any other group of corporations which, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with the Company or any predecessor of or successor to the Company (or another such predecessor or successor).

     2.18 COMPANY ASSETS. The Company has good title to all of the Company Assets (including, without limitation, all assets reflected on the Balance Sheet), free and clear of all Encumbrances, except for assets which are subject to leases or otherwise as described in SCHEDULE 2.11. All of the Company Assets, whether real or personal, owned or leased, have been well maintained and are in a condition adequate for the operation of the Company's business except for such failure as will not have a material adverse effect. SCHEDULE 2.18 sets forth a true and complete list of all machinery, equipment, vehicles, furniture and other personal property owned by the Company with a value in excess of $10,000. SCHEDULE 2.18 contains a brief description of each lease or other agreement or right, whether written or oral (including in each case the annual rental, the expiration date thereof and a brief description of the property covered), under which the Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, except for any such lease, agreement or right that is terminable by the Company without penalty or payment on notice of 30 days or less, or which involves the payment by the Company of rentals of less than $10,000 per year.

     2.19 INSURANCE POLICIES. SCHEDULE 2.19 is a true, correct and complete list of all policies of fire, liability, life and employee health, environmental, worker's compensation and other forms of insurance currently held and maintained by the Company, none of which is in default and all of which are in full force and effect. A complete and correct copy of each such policy, together with certificates evidencing such coverage, has been delivered to Purchaser. The Company shall keep or cause such insurance or comparable insurance in full force and effect through the Closing Date. The Company has complied with each of such insurance policies and has not, to its best knowledge, failed to give any notice or present any claim thereunder in a due and timely manner except for such failure as would not have a material adverse effect on the financial condition or results of operation of the Company. Such Seller has delivered to Purchaser correct and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the Company Assets.

     2.20 ACCOUNTS RECEIVABLE; INVENTORIES.

          (a) SCHEDULE 2.20 is a true, correct and complete list and aging of all accounts receivable, trade receivables, notes receivable and other receivables as of March 31, 1996 arising out of the business and operation of the Company on a consolidated basis. Subject to the reserves for bad or uncollectible accounts included on the Balance Sheet, all of the aforesaid receivables are, to the Company's best knowledge, collectible for the full recorded amount of such receivables in the ordinary course of business and have arisen out of bona fide transactions in the ordinary course of business.

          (b) The inventories of the Company (including raw materials, supplies, work-in-process, finished goods and other materials) as at March 31, 1996 were in good, merchantable and useable condition and are reflected in the books and records of the Company in accordance with GAAP, at the lower of average cost or market value. The inventory obsolescence policies of the Company are appropriate for the nature of the products sold and the marketing methods used by the Company and the Balance Sheet fairly gives effect to the amount of obsolete inventory as of December 31, 1995. All of the Company's inventory is located on the Real Property.

     2.21 CAPITAL IMPROVEMENTS. SCHEDULE 2.21 describes all of the capital improvements or purchases or other capital expenditures (as determined in accordance with GAAP) which the Company has committed to or contracted for which have not been completed prior to the date hereof and the cost and expense reasonably estimated to complete such work and purchases.

     2.22 ASSETS SUFFICIENT FOR CONDUCT OF BUSINESS.  Except as set forth on
Schedule 2.22, the Company owns or leases all of the assets and properties required for the operation of the Company's business as it is presently operated in all material respects.

     2.23 CONSENTS. Except as set forth on SCHEDULE 2.23, no notice to, filing with, authorization of, exemption by, or consent of any person, entity or Governmental Authority is required (including, without limitation, with respect to the Material Contracts listed on SCHEDULE 2.11) in order for such Seller to consummate the transactions contemplated hereby.

     2.24 BANK ACCOUNTS; POWERS OF ATTORNEY. SCHEDULE 2.24 is a true, correct and complete list of all the bank accounts of the Company and sets forth the names and locations of each bank or other financial institution at which the Company has any such account (giving the account numbers) or safe deposit box and the names of all persons authorized to draw thereon or have access thereto, and the names of all persons, if any, now holding powers of attorney or comparable delegation or authority from the Company and a summary statement thereof.

     2.25 CUSTOMERS AND SUPPLIERS. SCHEDULE 2.25 sets forth (i) a list of names and addresses of the ten largest customers and the ten largest suppliers (measured in each case by dollar volume of purchases or sales during the year ended December 31, 1995) of the Company and the dollar amount of purchase or sales which each such customer or supplier represented during each of the years ended December 31, 1994 and December 31, 1995; and (ii) copies of the forms of purchase order for inventory and other supplies and sales contracts for finished goods used by the Company. Except as set forth in SCHEDULE 2.25, there exists no actual or, to the Company's knowledge, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of the Company with any customer or group of customers listed in SCHEDULE 2.25, or whose purchases individually or in the aggregate are material to the Company or the operation of its business, or with any supplier or group of suppliers listed in SCHEDULE 2.25, or whose sales individually or in the aggregate are material to the Company or the operation of the business, and there exists no present condition or state of facts or circumstances involving customers, suppliers or sales representatives which Seller or the Company can now reasonably foresee would materially adversely affect the Company or prevent the conduct of its business after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which such business has heretofore been conducted.

     2.26 COMPANY PRODUCTS. Except as set forth on SCHEDULE 2.26, to the Company's best knowledge, there are no statements, citations or decisions by any Governmental Authority or regulatory body that any product manufactured, marketed or distributed at any time by the Company ("Company Products") is materially defective or materially fails to meet any standards promulgated by any such governmental or regulatory body. Except as set forth on SCHEDULE 2.26, there have been no recalls ordered by any such Governmental Authority or regulatory body with respect to any Company Product. Except as set forth on
SCHEDULE 2.26, to the knowledge of the Company or any Seller, there is no (i) fact relating to any Company Product that may impose upon the Company a duty to recall any Company Product or a duty to warn customers of a defect in any Company Product, or (ii) latent or overt design, manufacturing or other defect in any Company Product.

     2.27 ANTITRUST CONSIDERATIONS. The Person owning fifty percent (50%) or more of the voting securities or possessing the contractual power to designate fifty percent (50%) or more of the directors of the corporation, which under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the regulations thereunder could be deemed the "ultimate parent entity", does not have annual net sales or total assets, on a consolidated basis, in an amount equalling or exceeding One Hundred Million Dollars ($100,000,000).

     2.28 DISCLOSURE. None of the representations or warranties of the Company contained herein, none of the information contained in the Schedules referred to in herein, and none of the other documents furnished or to be furnished to Purchaser or any of its representatives by the Company or its representatives explicitly pursuant to the terms of this Agreement, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.


                                   ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PURCHASER AND GUARANTOR

     Purchaser and Guarantor each represent and warrant to Sellers as follows:

     3.1 DUE ORGANIZATION. Purchaser and Guarantor are each a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     3.2 CORPORATE AUTHORITY. Purchaser and Guarantor respectively have all requisite corporate power and authority to enter into this Agreement and the Guaranty and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement by Purchaser has been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors' rights generally, and by legal and equitable limitations on the availability of specific remedies. The execution, delivery and performance of the Guaranty by Guarantor has been duly authorized by all necessary corporate action on the part of Guarantor. The Guaranty has been duly authorized and when executed and delivered by Guarantor at the Closing will constitute the legal, valid and binding obligation of Guarantor, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors' rights generally, and by legal and equitable limitations on the availability of specific remedies. The execution and delivery of this Agreement does not and the execution and delivery of the Guaranty will not, and the consummation of the transactions contemplated hereby will not, (i) violate any law (or regulation promulgated under any material law), (ii) violate any provisions of the certificate of incorporation or bylaws of Purchaser or Guarantor, (iii) result in a breach of, or constitute a default under (or any event which with or without notice or lapse of time or both would constitute a default), or result in the acceleration of any obligation or the creation or any Encumbrance under any contract, lease, commitment, indenture, mortgage, note, bond, instrument, license or agreement to which Purchaser or Guarantor is a party or by which it or any of its properties is bound, except where no material adverse effect on the Purchaser or Guarantor will be incurred as a consequence of any such breach, or (iv) violate any decree or judgment of any Governmental Authority applicable to Purchaser or Guarantor or by which it or any of its properties is bound.

     3.3 FINANCIAL STATEMENTS. Guarantor has delivered to Sellers copies of the audited consolidated financial statements of the Guarantor as of and for the twelve-month periods ended June 30, 1994 and June 30, 1995, and its unaudited consolidated financial statements as of and for the six (6) month periods ended December 31, 1994 and December 31, 1995, in each case consisting of the balance sheet at each such date and the related statements of income, changes in stockholders equity and cash flows for the applicable period (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared in conformity with generally accepted accounting principles ("GAAP") consistently applied and present fairly the consolidated financial position and the assets of the Guarantor and the consolidated results of the operation of the Guarantor and changes in financial position as of and with respect to the respective dates thereof and the periods covered thereby and are in conformity with the past accounting practices of the Guarantor as consistently applied during such periods.

     3.4 CONSENTS. Except as set forth on SCHEDULE 3.5, no notice to, filing with, authorization of, exemption by, or consent of any person, entity or Governmental Authority is required in order for Purchaser or Guarantor to consummate the transactions contemplated hereby.


                                   ARTICLE IV

                       COVENANTS OF SELLERS AND PURCHASER

     Sellers and, where applicable, Purchaser, agree that from the date hereof to the Closing Date:

     4.1 IMPLEMENTING AGREEMENT. Each of the Sellers will take all action required of it and will use reasonably best efforts to cause the Company to take such actions as necessary to fulfill Sellers' obligations under the terms of this Agreement and will use reasonably best efforts to satisfy all conditions precedent which are to be satisfied by Sellers. On or prior to the Closing Date, each Seller shall, and shall cause each affiliate of the Company, to pay to the Company any amounts owed by such person to the Company.

     4.2 INVESTIGATION OF THE BUSINESS BY PURCHASER. Sellers shall afford and use reasonably best efforts to cause the Company to afford the officers, employees and authorized representatives of Purchaser (including, without limitation, independent public accountants and attorneys) complete access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of the business of the Company to the extent Purchaser shall deem necessary or desirable and shall furnish to Purchaser or its authorized representatives such additional information concerning the Company Assets and the operations of the business as shall be reasonably requested, including all such information as shall be necessary to enable Purchaser or its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of Sellers contained in this Agreement have been complied with and to determine whether the conditions set forth in ARTICLE VI have been satisfied.
Purchaser agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company or the business. Without limiting the generality of the foregoing, Sellers shall permit Purchaser to cause an employee, consultant or representative to be present at all times during normal business hours at the Company's principal offices and facilities to observe the conduct of the business, to review books and records, to meet with and discuss the business with the Company's employees, customers and suppliers and to assist in effectuating an orderly transition; provided, that such representative shall not meet with or discuss the business of Company with customers or suppliers of Company without being accompanied by a representative of the Company. Such representative shall have no authority to act on behalf of Sellers or the Company in any respect, to give direction or instruction to any employee of the Company, nor to amend, modify or waive any provision of this Agreement. Purchaser will cause such representative to refrain from taking any action which would result in an unreasonable interference with the conduct of the business by the Company.

     4.3 PRESERVATION OF BUSINESS, ASSETS AND SHARES. The Company shall operate and carry on the business only in the ordinary course and substantially as presently operated. Consistent with the foregoing, the Sellers shall use reasonably best efforts to cause Company shall keep and maintain the Company Assets in good operating condition and repair and shall use its best efforts consistent with good business practice to maintain the business organization of the business intact and to preserve the goodwill of the suppliers, contractors, licensor, employees, customers, distributors and others having business relations with the business. In connection therewith, Sellers shall use reasonably best efforts to cause the Company to not (i) transfer or cause to be transferred from the business any employee or agent thereof, (ii) offer employment after the Closing Date to any such employee or agent or (iii) otherwise attempt to persuade any such person to terminate his or her relationship with the business.

     4.4 ORDINARY COURSE. The Company shall operate its business only in the usual, regular and ordinary course and manner and, without limiting the foregoing, shall not enter into any agreement, arrangement or transaction which would be required to be listed on SCHEDULE 2.11 hereto if in effect as of the date hereof, except with the prior written consent of Purchaser. Without limiting the generality of the foregoing, the Company shall not make any, or commit to make any, capital expenditure of $10,000 or more without Purchaser's written consent.

     4.5 BOOKS AND RECORDS. The Company shall maintain its books, accounts and records in the usual, regular and ordinary manner, and on a basis consistent with the Financial Statements and past practices, except as disclosed on
SCHEDULE 4.5.

     4.6 COMPENSATION. No increase or other material change shall be made in the compensation arrangements for any officer, director or stockholder, nor, except for salary or wage increases in the ordinary course, for any other employee, consultant or agent of the Company employed at or in connection with the business or operation of the Company from that in effect as of December 31, 1995; and no pension or profit-sharing plan, or any other employee benefit arrangement, shall be agreed to, adopted or entered into without the written consent of Purchaser.

     4.7 CONSENTS AND APPROVALS. Each Seller shall use its reasonable best efforts to obtain all necessary consents and approvals to the performance of this Agreement and the transactions contemplated hereby. The Company and/or Sellers shall make all filings, applications, statements and reports to all Governmental Authorities which are required to be made prior to the Closing Date by or on behalf of either or both of them pursuant to any applicable statute, rule or regulation in connection with this Agreement and the transactions contemplated hereby.

     4.8 MAINTENANCE OF INSURANCE. The Company shall not cancel any existing insurance and shall promptly replace any cancelled insurance with comparable coverage as is reasonably acceptable to Purchaser.

     4.9 NO MODIFICATIONS. The Company shall not modify, amend or otherwise alter or change any of the material terms or provisions of any of the Contracts to which it is a party except (i) in the ordinary course of business and in a manner which will not cause any of the representations or warranties to be untrue, or (ii) consented to in writing in advance by Purchaser.

     4.10 NO ORGANIC CHANGE. No amendment shall be made to the articles of incorporation or the bylaws of the Company, and no change shall be made in the capital stock of such corporations by reclassification, subdivision, reorganization or otherwise, without the prior written consent of Purchaser.

     4.11 NO ISSUANCE OF SHARES, OPTIONS, ETC. No change shall be made in the number of shares of capital stock of the Company issued and outstanding, and no option, warrant or other right to acquire shares of capital stock or any other security of the Company shall be granted or created.

     4.12 NO DIVIDENDS, ETC. No dividend or other distribution or payment shall be declared, paid or made by the Company with respect to its capital stock and no purchase, redemption or other acquisition shall be made by the Company of any capital stock or any other security of the Company without the prior written consent of Purchaser.

     4.13 EMPLOYEES. The Seller shall use reasonably best efforts to cause Company to use all reasonable efforts to ensure that the employees listed on
SCHEDULE 2.12(I) remain on the Company's consolidated payroll records until the Closing Date (except for those employees terminated for cause by the Company), and shall continue to pay such employees all amounts of wages, bonuses and other remuneration payable with respect to periods on or prior to the Closing Date.


                                    ARTICLE V

                             COVENANTS OF PURCHASER

     Purchaser agrees that from the date hereof to the Closing Date:

     5.1 IMPLEMENTING AGREEMENT. Purchaser will take all necessary action required to fulfill its obligations under this Agreement and will use reasonably best efforts to satisfy all conditions precedent which are to be satisfied by Purchaser.

     5.2 CONFIDENTIALITY. All information and documentation provided by the Company to Purchaser or any of its representatives shall be held in strict confidence and will not be used or disclosed by Purchaser for purposes other than in connection with its consideration of the transactions contemplated hereby, except to the extent such information (i) was already known to Purchaser or its representatives or available to Purchaser on a non-confidential basis when received, (ii) hereafter becomes lawfully obtainable from other sources, or
(iii) must be disclosed by Purchaser or its affiliates in any document filed with any Governmental Authority and is available for public inspection.

     5.3 CONSENTS. Prior to the Closing, Purchaser shall cooperate with the Company to procure, upon reasonable terms and conditions, all necessary consents and approvals; shall complete all filings, registrations and certificates required to be made by Purchaser in connection with the transaction contemplated herein; and shall satisfy all other requirements prescribed by law, including obtaining any approval necessary under federal antitrust laws, which are necessary to consummate the transactions contemplated by this Agreement.

     5.4 RECORDS. For a seven-year period following the Closing, Purchaser shall grant to each Seller and its representatives, at such Seller's request (and subject to Seller's reimbursement of Purchaser's out-of-pocket expenses), access to and the right to make or obtain copies of those records and documents of the Company related to the pre-Closing business or the Company Assets as may be reasonably necessary for such Seller's tax, employee benefit or financial reporting obligations or other investigations required by law or for such Seller's dealings with, handling or discharging of any debt, obligation or liability. If Purchaser elects to dispose of such records during such period, Purchaser shall first give Seller sixty (60) days' written notice, during which period each Seller shall have the right at such Seller's expense to obtain the records without further consideration to Purchaser. Purchaser and its employees shall cooperate with Sellers as reasonably necessary in connection with Seller's rights as set forth in this SECTION 5.4.

                                   ARTICLE VI

                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

     The obligations of Purchaser under this Agreement are, at the option of Purchaser, subject to satisfaction of the following conditions precedent on or before the Closing Date:

     6.1 CONSENTS AND APPROVALS. The consents, approvals, certificates and licenses listed on SCHEDULE 2.23 and as otherwise necessary shall have been received by Purchaser, or Purchaser shall have received written assurances in form and substance reasonably satisfactory to Purchaser, that such consents, approvals, certificates and licenses will be granted and/or issued promptly after the Closing Date.

     6.2 WARRANTIES TRUE AS OF BOTH DATE HEREOF AND CLOSING DATE. The representations and warranties of Sellers contained herein shall be true and correct in all material respects on and as of the date of this Agreement, and shall also be true and correct in all material respects (except for such changes as are contemplated by the terms of this Agreement or changes in schedules hereto which are not materially adverse in the aggregate) on and as of the Closing Date with the same force and effect as though again made on and as of the Closing Date.

     6.3 COMPLIANCE WITH AGREEMENTS AND COVENANTS. Each of the Sellers shall, in all material respects, have performed all of its respective obligations and agreements and complied with all of the covenants contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

     6.4 NO CHANGES OR DESTRUCTION OF PROPERTY; CERTIFICATE. Between the date hereof and the Closing Date, there shall have been (a) no material adverse change in the Company Assets, the business operations, liabilities, profits, prospects or condition (financial or otherwise) of the business; (b) no material adverse federal or state legislative or regulatory change affecting the business or its products or services; and (c) no material damage to the Company Assets by fire, flood, casualty, act of God or the public enemy or other cause, regardless of insurance coverage for such damage; and there shall have been delivered to Purchaser a certificate or certificates to, dated the Closing Date and signed by each of the Sellers, certifying as to compliance with SECTION 6.2, SECTION 6.3 and this SECTION 6.4.

     6.5 OPINION OF COUNSEL. Purchaser shall have received an opinion, dated as of the Closing Date, of Manatt, Phelps & Phillips, LLP, counsel for Sellers, substantially in the form of EXHIBIT B hereto.

     6.6 NON-COMPETITION AND NON-DISCLOSURE AGREEMENT. Each Seller shall have executed and delivered in favor of the Company a Non-Competition and Non-Disclosure Agreement substantially in the form of EXHIBIT C hereto (the "NON-COMPETITION AGREEMENT").

     6.7 RELEASE. Seller shall have caused each of the officers and directors of the Company who held such positions immediately prior to the Closing to have executed and delivered in favor of the Company a release substantially in the form of EXHIBIT D hereto (the "RELEASE").

     6.8 OTHER AGREEMENTS. All of the other agreements, certificates and instruments to be delivered to Purchaser at the Closing pursuant to ARTICLE VIII shall have been delivered to Purchaser.

     6.9 ACTIONS OR PROCEEDINGS. No action or proceeding by any Governmental Authority shall have been instituted or threatened which would enjoin, restrain, prohibit or result in substantial damages in respect of this Agreement or the complete consummation of the transactions as contemplated by this Agreement, and which would, in the reasonable judgment of Purchaser, make it inadvisable to consummate such transaction and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

     6.10 RESIGNATION OF DIRECTORS AND OFFICERS. All members of the Board of Directors of the Company shall resign, effective on the Closing Date.

     6.11 COMPLIANCE WITH HSR ACT. If HSR Act filings shall have been made pursuant to SECTION 2.27, the waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.


                                   ARTICLE VII

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

     The obligations of Sellers under this Agreement are, at the option of Sellers, subject to the satisfaction of the following conditions precedent on or before the Closing Date:

     7.1 WARRANTIES TRUE AS OF BOTH DATE HEREOF AND CLOSING DATE. The representations and warranties of Purchaser and Guarantor contained herein shall be true and correct in all material respects on and as of the date of this Agreement, and shall also be true and correct in all material respects (except for such changes as are contemplated by the terms of this Agreement) on and as of the Closing Date with the same force and effect as though again made by Purchaser and Guarantor on and as of the Closing Date.

     7.2 COMPLIANCE WITH AGREEMENTS AND COVENANTS; CERTIFICATE. Purchaser shall, in all material respects, have performed all obligations and agreements and complied with all covenants contained in this Agreement, to be performed and complied with by it on or prior to the Closing Date, and Purchaser shall have delivered to Sellers a certificate, dated as of the Closing Date, of the President or a Vice President of Purchaser, certifying as to its compliance with
SECTION 7.1 and this SECTION 7.2.

     7.3 OPINION OF COUNSEL. Sellers shall have received an opinion, dated as of the Closing Date, of Sidley & Austin, counsel for Purchaser, substantially in the form of EXHIBIT E hereto.

     7.4 RELEASE. The Company shall have executed and delivered to each of the officers and directors of the Company who held such positions immediately prior to the Closing the Release.

     7.5 OTHER AGREEMENTS. All of the other agreements, certificates and instruments to be delivered to Sellers at the Closing pursuant to ARTICLE VIII shall have been delivered to Sellers.

     7.6 ACTIONS OR PROCEEDINGS. No action or proceeding by any governmental agency shall have been instituted or threatened which would enjoin, restrain or prohibit, or might result in substantial damages in respect of, this Agreement or the complete consummation of the transactions as contemplated by this Agreement, and which would, in the reasonable judgment of Sellers, make it inadvisable to consummate such transactions, and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains, or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

     7.7 EMPLOYMENT AGREEMENT. The Company and John A. Steil shall have executed and delivered an employment agreement relating to the employment of John A. Steil by the Company, substantially in the form of Exhibit F hereto.

     7.8 COMPLIANCE WITH HSR ACT. If HSR Act filings shall have been made pursuant to Section 2.27, the waiting period applicable to the consummation of the transactions contemplated by the Agreement under the HSR Act shall have expired or been terminated.


     7.9 DELIVERY OF GUARANTY. Guarantor shall have issued and delivered the Guaranty to the Trust.

                                  ARTICLE VIII

                                   THE CLOSING

     8.1 CLOSING. The closing (the "CLOSING") shall take place at the offices of the Sidley & Austin in Los Angeles, California, at 10:00 a.m. on May 9, 1996, or on such earlier or later date to which the parties hereto shall mutually agree in writing (the "CLOSING DATE").

     8.2 DELIVERIES BY SELLERS AND THE COMPANY. At the Closing, Sellers and the Company shall deliver to Purchaser the following:

          (a) Certificates evidencing all of the Shares, which certificates shall be duly endorsed in blank or accompanied by duly executed stock powers;

          (b)  Resignations of all directors and officers of the Company;

          (c)  The certificate referred to in SECTION 6.4;

          (d)  The Non-Competition Agreements;

          (e)  The Release;

          (f)  The opinion referred to in SECTION 6.5;

          (g)  The stock record book and minute book of the Company;

          (h) Complete and correct copies of the Company's articles of incorporation, certified by the Secretary of State of California, as in effect on the date hereof and the Closing Date;

          (i) Complete and correct copies of the Company's bylaws, certified by the Company's corporate secretary or an assistant secretary, as in effect on the date hereof and the Closing Date;

          (j) A certificate of good standing or certificate of status with respect to the Company dated as of a recent date from the Secretary of State of California and from the Secretary of State of each state listed in SCHEDULE 2.2;


          (k) A certificate of tax good standing with respect to the Company dated as of a recent date from the California Franchise Tax Board;

          (l) A certificate of the Company's corporate secretary or an assistant Secretary, as in effect on the date hereof and the Closing Date, to the effect that (a) the resolutions of the Board of Directors of the Company authorizing the execution and performance of this Agreement and the transactions contemplated herein as attached thereto, are in full force and effect and have not been superseded, amended or modified as of the Closing Date and (b) the incumbency and signatures of the officers of the Company executing this Agreement are as set forth on the certificate; and

          (m)  all consents, waivers or approvals, if any, listed on SCHEDULE
2.3 or otherwise obtained with respect to the consummation of the transactions contemplated by this Agreement.

     8.3 DELIVERIES BY PURCHASER. At the Closing, Purchaser will deliver to Sellers the following:

          (a)  The cash portion of the Purchase Price;

          (b)  The opinion referred to in SECTION 7.3;

          (c)  The certificate referred to in SECTION 7.2;

          (d) A certificate of good standing with respect to Purchaser dated as of a recent date from the Secretary of State of Delaware;

          (e) A certificate of good standing with respect to Guarantor dated as of a recent date from the Secretary of State of Delaware;

          (f) Copies of resolutions of the Board of Directors of Purchaser and Guarantor authorizing and approving the execution of this Agreement and the Guaranty and the transactions contemplated hereby, certified respectively by Purchaser's and Guarantor's corporate secretary or an assistant secretary;

          (g) A certificate as to the incumbency and specimen signatures of the officers of Purchaser authorized to execute this Agreement or any other agreement to be executed by Purchaser and contemplated hereby; and

          (h)  The Note and the Guaranty.

                                   ARTICLE IX

                                   TERMINATION

     9.1 TERMINATION. This Agreement may be terminated at any time on or prior to the Closing:

          (a)  With the mutual written consent of each of Sellers and Purchaser;

          (b) By Purchaser or Sellers if the Closing has not occurred on or before May 15, 1996 (or such later date as may be mutually agreed by Purchaser and Sellers), other than by reason of a default by the party seeking to terminate;

          (c) By Purchaser in the event of any material breach by Sellers of any of their respective agreements, representations or warranties contained herein and the failure of the Company or Sellers, as the case may be, to cure such breach within fifteen (15) days after receipt of notice from Purchaser of such breach; or

          (d) By Sellers in the event of any material breach by Purchaser of any of Purchaser's agreements, representations or warranties contained herein and the failure of

Purchaser to cure such breach within fifteen (15) days after receipt of notice from Sellers of such breach;

     9.2  NOTICE OF TERMINATION.  In the event of any termination pursuant to
SECTION 9.1 (other than pursuant to SECTION 9.1(a)), written notice setting forth the reasons thereof must be given by the terminating party to each other party.


                                    ARTICLE X

                      SURVIVAL AND REMEDY: INDEMNIFICATION

     10.1 SURVIVAL. The covenants, representations and warranties of the parties hereto contained herein or in any other certificate or other writing delivered pursuant hereto, together with the indemnification obligations of Sellers under SECTION 10.2 and the indemnification obligations of Purchaser under SECTION 10.3, shall survive until the expiration of twenty-four (24) months from the Closing Date; PROVIDED, HOWEVER, that the representations and warranties contained in SECTIONS 2.12, 2.13, 2.15 and 2.17 shall survive for so long as any statute of limitation applicable thereto remains in effect, and the covenant contained in Section 5.2 will terminate at Closing.

     10.2 INDEMNIFICATION BY SELLERS. Each of the Sellers agrees, severally, in proportion to its share of the Purchase Price as set forth in SCHEDULE 1.2 ("pro rata"), to indemnify Purchaser and each of its subsidiaries and affiliates (including the Company from and after the Closing) (collectively, the "INDEMNIFIED PARTIES") against, and agrees to hold it and them harmless from, any and all liabilities, losses, costs, claims, damages, penalties or expenses (including, without limitation, reasonable attorneys' fees and expenses and costs of investigation and litigation) (collectively, "LOSSES"), incurred or suffered by any Indemnified Party or any combination thereof arising out of any of the following:

          (a) any breach of or any inaccuracy in any representation or warranty made by any of the Sellers and/or the Company in this Agreement;

          (b) any breach of or failure by Sellers to perform any covenant or obligation of Sellers set forth in this Agreement;

          (c) any acts or omissions on or prior to the Closing Date of any of the officers or directors of the Company, to the extent claims based on any such acts or omissions have not been released by the Company pursuant to the Release;


          (d) any liability for broker's fees, finder's fees, investment banking fees or commissions incurred by the Sellers and/or the Company and paid by the Purchaser; and

          (e) any Tax liability incurred by the Company and not reflected on the Company's Financial Statements and that relate to or are in respect of a period ending on or prior to the Closing Date, including any Tax liability relating to the Company's Benefit Plan whether or not disclosed to Purchaser.

     10.3 INDEMNIFICATION BY PURCHASER AND GUARANTOR. Purchaser and Guarantor each hereby agree to indemnify Sellers against, and agrees to hold it and them harmless from, any and all Losses incurred or suffered by any of the Sellers arising forth of any of the following:

          (a) any breach of or any inaccuracy in any representation or warranty made by Purchaser or Guarantor pursuant to this Agreement;

          (b) any breach of or failure by Purchaser or Guarantor to perform any covenant or obligation of Purchaser or Guarantor set out in this Agreement;

          (c) the business or operation of the Company, or any act or omission by Purchaser or Guarantor or the Company related thereto, which arises from and after the Closing Date; and

          (d) any liability for broker's fees, finder's fees, investment banking fees or commissions incurred by the Purchaser or Guarantor and paid by the Sellers and/or the Company.

     10.4 NOTICE OF CLAIMS.

          (a) Any person seeking indemnification hereunder (an "INDEMNITEE") shall give to the party obligated to provide indemnification to such Indemnitee (the "INDEMNITOR") a notice (a "CLAIM NOTICE") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based, PROVIDED that a Claim Notice in respect of any action at law or suit in equity by or against a third person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; PROVIDED, FURTHER, that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure. If a Claim Notice is not disputed in writing within 10 business days following receipt, the Indemnitee shall be deemed to have agreed to the amount so claimed (which shall then become a Determined Loss Amount). If a dispute notice is received, the Indemnitee may commence an arbitration pursuant to Article XI to determine the obligation of Indemnitor with respect thereto.

          (b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnitee shall be entitled under this ARTICLE X shall be determined: (i) by the written agreement between the Indemnitee and the Indemnitor, (ii) by operation of the provisions of Section 10.4(a), (iii) by a final order of the Arbitrator or (iv) by any other means to which the Indemnitee and the Indemnitor shall agree. The order of the Arbitrator shall be deemed final when the Arbitrator issues its written report. Such amount, once so determined, plus interest thereon from the date the Indemnitee paid any liability or claim which constitutes a Loss until the date of satisfaction thereof by the Indemnitor, is herein called the "DETERMINED LOSS AMOUNT". The Indemnitee shall have the burden of proof in establishing the amount of Losses suffered by it. The parties agree to use their reasonable best efforts to cause any arbitration proceeding commenced in accordance with Section 10.4(a) to be concluded within 90 days after selection of the Arbitrator.

     10.5 THIRD PARTY CLAIMS.

          (a) The Indemnitee and Indemnitor shall jointly and in good faith conduct and control, through counsel of their mutual choosing, but at the Indemnitor's expense, the defense, compromise or settlement of any third person claim, action or suit ("Third Party Claim") commenced or asserted against Indemnitee (or in the case of Purchaser, against Company) with respect to which indemnification is sought by any Indemnitee from any Indemnitor hereunder, and in any such case the Indemnitee and Indemnitor shall cooperate in connection therewith and shall furnish to each other such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by either party in connection therewith. In the event the Indemnitor, after reasonable notice from the Indemnitee, fails to defend or otherwise participate in any such Third Party Claim (including a failure to reasonably agree upon counsel to defend the Third Party Claim), action or suit, the Indemnitee may exclusively control, defend, compromise or settle such claim, action or suit in its discretion, and any and all costs incurred by Indemnitee in connection therewith shall be deemed "Losses."

     10.6 PROPORTIONATE LIABILITY; OFFSET. All liability for which Sellers have Losses shall be borne proportionately by each Seller on the basis of such Seller's pro rata share of the Purchase Price. Purchaser, if it is a Indemnitee, may offset any Losses against the Purchaser Note but only to the extent of the pro rata share of the Seller who holds the Purchaser Note, and in such event, the holder of the Purchase Note shall be entitled to contribution from the other Seller.

     10.7 LIMITATION ON LOSSES. Neither Purchaser nor Sellers shall be liable for any Losses incurred as a result of any matter for which indemnification is required hereunder unless and only to the extent such Losses, in the aggregate, and involving all claims by any Indemnitee against the Indemnitor, exceed $75,000. In no event shall the aggregate liability of Purchaser or the Sellers for all Losses exceed that portion of the Purchase Price which has actually been received by Sellers in the form of cash.

     10.8 SOLE REMEDY. The provisions of this Article X shall constitute the sole remedy at law for any breach of the representations and warranties of this Agreement by a party and no damages may be recovered except to the extent, and under the circumstances, set forth above. Notwithstanding the foregoing, Purchaser as one party, and the Sellers, as the other party, reserve the right to seek to rescind the purchase and sale contemplated hereby, if otherwise completed, based upon the actual material fraud of the other party.

                                   ARTICLE XI

                                  MISCELLANEOUS

     11.1 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be submitted to binding, non-appealable arbitration administered by the American Arbitration Association ("A.A.A.") in accordance with its Commercial Arbitration Rules. Such controversy or claim shall be heard by a single arbitrator (the "Arbitrator"). The award shall be made within six (6) months of selection of the Arbitrator, except that an Arbitration initiated under Section 10.4(a) shall be concluded within ninety (90) days following selection of the Arbitrator. The Arbitrator shall be selected by the parties within (10) business days or shall be appointed by the Executive Director of the Southern California Chapter of the A.A.A. Judgment on the award may be entered in any court having jurisdiction. The arbitration shall be held in Los Angeles, California or as otherwise mutually agreed by the parties hereto. The arbitration shall be held on consecutive business days as necessary to hear the matter, and the hearing shall commence within 60 days after selection of the Arbitrator. The Arbitrator shall determine issues of arbitrability but may not limit, expand or otherwise modify the terms of the Agreement nor have any authority to award punitive or other damages in excess of compensatory damages and each party irrevocably waives any claim thereto. The Arbitrator shall permit, to the extent reasonably necessary, one document production request, and one follow-up request, and one deposition of the principals involved in a controversy or claim submitted to arbitration hereunder. Each party shall bear its own expenses and shall share equally the costs and expenses of the Arbitrator. The parties, their representatives, other participants and the Arbitrator shall hold the existence, content and result of the arbitration in confidence except as disclosure is required by law or as is reasonably necessary to defend claims or procedural rights of the party making the disclosure.

     11.2 EXPENSES. Purchaser shall bear all of its costs and expenses relating to this transaction. Sellers shall pay all taxes, assessments, charges and fees, if any, imposed by the United States or any state or political subdivision thereof, required to be paid in connection with the sale and transfer of the Shares. The Company shall bear the fees and disbursements of Manatt, Phelps & Phillips and Sherr Joffe & Zuckerman incurred by Sellers in connection with this transaction, in an aggregate amount not to exceed $20,000.

     11.3 AMENDMENT. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by all of the parties hereto.

     11.4 BROKERS. Each of the parties hereto represents that, except as set forth in Section 11.2 hereof, no broker or finder has acted for it in connection with this Agreement or the transactions contemplated hereby and that no broker or finder is entitled to any brokerage or finder's fee or other commission based on agreements, arrangements or understandings made by it.

     11.5 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, or by confirmed facsimile transmission, or on two (2) business days following consignment, freight prepaid, to a commercial overnight air courier service, or five (5) days after being mailed, first class postage prepaid, return receipt requested.

To Trust:           c/o John A. Steil
                    Vanguard Plastics of California, Inc.
                    9420 Telfair Avenue
                    Sun Valley, California 91352
                    Facsimile: (818) 768-9267

                    with a copy to each of:

                    Manatt Phelps & Phillips LLP
                    11345 West Olympic Boulevard
                    Los Angeles, California 90064
                    Attention: Andrew Erskine, Esq.
                    Facsimile: (310) 312-4224

To:Vanguard:        Vanguard Plastics Inc.
                    c/o Zuckerman & Honickman
                    191 South Gulph Road
                    King of Prussia, Pennsylvania 19406
                    Attention: Norma Reichlin
                    Facsimile: (610) 962-1081

                    and

                    Vanguard Plastics Inc.
                    18 Market Street
                    Patterson, New Jersey 07501
                    Attention: Richard Meyersburg

                    with a copy to

                    Sherr Joffe & Zuckerman
                    200 Four Falls Corporate Center
                    Suite 400
                    West Conshohocken, Pennsylvania 19428
                    Attention: Barbara Dubrow, Esq.

To: Purchaser       RXI Holdings, Inc.
or                  11111 Santa Monica Boulevard
Guarantor:          Suite 270
                    Los Angeles, California 90025
                    Attention: Leon Farahnik
                    Facsimile: (310) 473-9592
                    with a copy to

                    Sidley & Austin
                    555 West Fifth Street
                    Suite 4000
                    Los Angeles, California 90013
                    Attention: Moshe J. Kupietzky, Esq.
                    Facsimile: (213) 896-6600

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

     11.6 EFFECT OF INVESTIGATIONS. Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Purchaser shall not limit, qualify, modify or amend the representations, warranties and covenants of, and indemnities by, Sellers and/or the Company made or undertaken pursuant to this Agreement.

     11.7 WAIVERS. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

     11.8 COUNTERPARTS. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.9 HEADINGS. The headings preceding the text of Articles and Sections of this Agreement and the Schedules hereto are for convenience only and shall not be deemed part of this Agreement.

     11.10 APPLICABLE LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California.

     11.11 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. Any party hereto may assign its rights hereunder to another person or entity, provided that the assignor shall continue to remain liable for all of its obligations under this Agreement.

     11.12 PUBLICITY. Except as required by applicable law, necessary to implement the provisions of this Agreement or as compelled by administrative or judicial process (and in any such event, the parties shall consult prior to making any disclosure) neither party shall, without the prior written approval of the other, make any press release or other public announcement regarding the transactions contemplated by this Agreement.

     11.13 OTHER INSTRUMENTS. Upon the reasonable request of Purchaser, Sellers will on and after the Closing Date execute and deliver to Purchaser such other documents, releases, assignments and other instruments as may be required to effectuate completely the sale, transfer, conveyance and delivery to Purchaser of, and to vest fully in Purchaser title to, each of the Shares.

     11.14 ENTIRE UNDERSTANDING. This Agreement sets forth the entire agreement and understanding of the parties hereto in respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof (including the letter of intent dated as of February 19, 1996 among Purchaser, Sellers and the Company) and is not intended to confer upon any other person any rights or remedies hereunder. There have been no representations or statements, oral or written, that have been relied on by any party hereto, except those expressly set forth in this Agreement.

                            Next Page is Page 36

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.


                                   RXI HOLDINGS, INC.



                                   By:  /s/ Leon Farahnik
                                      ----------------------------------
                                      Leon Farahnik, President


                                   RXI PLASTICS, INC.



                                   By:  /s/ Leon Farahnik
                                      ----------------------------------
                                      Leon Farahnik, Chairman


                                   THE 1989 STEIL FAMILY TRUST



                                   By:  /s/ John A. Steil
                                      ----------------------------------
                                      John A. Steil, Trustee



                                   By:  /s/ Ursula E. Steil
                                      ----------------------------------
                                      Ursula E. Steil, Trustee


                                   VANGUARD PLASTICS INC.



                                   By:  /s/ Marc Zuckerman
                                      ----------------------------------


                                   Its: Chairman of the Board
                                       ---------------------------------

                       EXHIBIT A TO STOCK PURCHASE AGREEMENT

                                 PROMISSORY NOTE

$576,470                                                              California
                                                                    May   , 1996
                                                                        --


          FOR VALUE RECEIVED, the undersigned, RXI Plastics, Inc., a Delaware corporation ("Maker"), promises to pay to The 1989 Steil Family Trust ("Payee"), at 24926 Vista Verenda, Woodland Hills, CA 91367, the principal sum of Five Hundred Seventy Six Thousand Four Hundred Seventy Dollars ($576,470) in lawful money of the United States, with interest accruing on the outstanding principal balance at the annual rate ("Loan Rate") of ten percent. Interest shall be based on a 365-day year or 366-day year, as applicable, and actual days elapsed.


          All accrued and unpaid interest on this promissory note ("Note") shall be payable semiannually in arrears on the 15th day of May and November of each year commencing November 15, 1996; provided, however, that in the event any such day is not a business day, such payment shall be payable on the next succeeding business day.

          The principal of this Note shall be payable in installments of 20% of the original principal amount on each anniversary of the date hereof. All outstanding principal and accrued and unpaid interest shall be due and payable in full on the fifth anniversary of the date hereof. At any time, and from time to time Maker may prepay all or any portion of the principal amount of the outstanding indebtedness represented by this Note. All payments received hereunder shall be applied first to reimburse Payee for any out of pocket collection and related costs, fees, and expenses incurred by Payee pursuant to the succeeding paragraph, second to the payment of accrued interest, and then to the repayment of principal.

          If any payment under this Note is not paid within ten days after the date on which the payment is due (irrespective of whether Maker has received any notice of such nonpayment), then Maker shall be in default hereunder and Payee may elect, upon written notice to Maker, to declare all principal and accrued but unpaid interest under this Note immediately due and payable. Any failure of Payee to make such election following a default or defaults shall not constitute a waiver of Payee's right to make the election in the event of any subsequent default.

          Maker promises to pay all reasonable out-of-pocket attorneys' fees and other reasonable out-of-pocket costs and expenses of any nature incurred by Payee in connection with the collection of this Note.

          Maker and all endorsers jointly and severally waive diligence, grace, demand, presentment for payment, exhibition of this Note, protest, notice of protest, notice of dishonor, notice of demand, notice of nonpayment, and any and all exemption rights against the indebtedness evidence by this Note, and agree to any and all extensions or renewals from time to time without notice and to any partial payments of this Note made before or after maturity and that no such extension, renewal or partial payment shall release any one or all of them from the obligation of payment of this Note or any installment of this Note, and consent to offsets of any sums owed to any one or all of them by Payee at any time.

          This Note, and the terms, conditions and provisions hereof, may not be changed, modified, amended or terminated, except in a writing signed by both Maker and Payee.

          Payee hereby grants to Maker the irrevocable and absolute right to offset against any amount payable hereunder in sums to which the Maker is entitled under Section 10.6 of the Stock Purchase Agreement dated as of May 1, 1996 by and among Maker, Payee, and others and to deposit in escrow funds otherwise due to be paid hereunder pursuant to Section 10.5 of the Stock Purchase Agreement.

          This Note is negotiated under and shall be governed by and construed in accordance with the laws of the State of California.

                                   RXI PLASTICS, INC.,
                                   a Delaware corporation


                                   By:________________________________

                                   Name:______________________________

                                   Title:_____________________________


AGREED TO AND ACCEPTED:

THE 1989 STEIL FAMILY TRUST



By:  ______________________________
     John A. Steil, Trustee


By:  ______________________________
     Ursula E. Steil, Trustee

                      EXHIBIT B TO STOCK PURCHASE AGREEMENT


                                   May 9, 1996



RXI Holdings, Inc.
11111 Santa Monica Boulevard
Suite 270
Los Angeles, California 90025

Ladies and Gentlemen:

     We have acted as special counsel to The 1989 Steil Family Trust (the "Trust") in connection with the preparation, execution and delivery of the Stock Purchase Agreement, dated as of May 1, 1996 (the "Agreement") among the Trust, Vanguard Plastics Inc., a Pennsylvania corporation ("Vanguard") (the Trust and Vanguard are referred to herein each as a "Seller" and collectively as "Sellers"), RXI Plastics, Inc., a Delaware corporation ("Guarantor"), and RXI Holdings, Inc., a Delaware corporation ("Holdings") (Guarantor and Holdings are referred to herein collectively as "Purchaser"), relating to the purchase and sale of all of the outstanding shares of Vanguard Plastics of California, Inc., a California corporation (the "Company"). In accordance with Section 6.5 of the Agreement, we have been requested by the Trust to provide this opinion to you with respect to certain matters relating to the Trust, the Company and Vanguard. Capitalized terms used herein and not otherwise defined herein shall have the same meanings herein as ascribed thereto in the Agreement.

     In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon certificates of trustees of the Trust and or certificates of officers of the Company, copies of which are attached. With respect to the matters set forth in paragraphs 3 and 4 of this opinion and the matters relating to Vanguard in paragraphs 5, 6, 7, 8 and 9 of this opinion, we have relied solely, without further investigation, upon the legal opinion of Sherr, Joffe & Zuckerman, rendered to us on behalf of Vanguard, a copy of which opinion is attached hereto.

     In rendering opinions set forth herein, we have examined and relied solely on originals or copies of the following:

     (a)  the Agreement;

RXI Holdings, Inc.
April 10, 1996
Page 2

     (b) the Non-Competition and Non-Disclosure Agreement, dated as of May 1, 1996 between the Company and each of the Sellers (the "Non-Competition Agreement");

     (c)  [the Trust Agreement];

     (d) certificates of the Secretary of the Company, dated the date hereof, certifying, among other matters, (i) the Articles of Incorporation of the Company, (ii) the incumbency of officers of the Company, and (iii) a certificate from the Secretary of State of the State of California as to the status of the Company in California;

    [(e) an opinion of even date herewith rendered by Sherr, Joffe & Zuckerman on behalf of Vanguard]; and

     (f) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

     In rendering the opinions set forth herein, we have, with your consent, relied only upon examination of the documents described above and have made no independent verification or investigation of the factual matters set forth therein.

     Whenever our opinion herein with respect to the existence or absence of facts is stated to be to our knowledge, such statement is intended to signify that, during the course of our representation of the Company or the Trust in connection with the transactions contemplated by the Agreement, no information came to the attention of lawyers within our firm with principal responsibility for the aforementioned transactions or other representation of the Company or the Trust which would give us actual knowledge of facts contrary to the existence or absence of the facts indicated. However, we have not undertaken any special or independent investigation to determine the existence or absence of such facts, and no inference as to our knowledge of such facts should be drawn from our representation of the Company in connection with the transactions contemplated by the Agreement or our representation of the Company.

     We express no opinion as to the laws of any jurisdiction other than the laws of the State of California, and as to the opinion expressed in paragraphs 3 and 6 below as related to Vanguard, the corporate law of the State of Pennsylvania in respect of which, and with your consent, we have relied upon the attached opinion of Sherr, Joffe & Zuckerman.

     Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

RXI Holdings, Inc.
April 10, 1996
Page 3


     1. The Company is a corporation validly existing and in good standing under the laws of the State of California, and is qualified and in good standing to transact business as a foreign corporation in each jurisdiction in which the business operations by the Company of its business, or the ownership of its assets requires such qualification, except where the failure to so qualify or be in good standing would not have a material adverse effect upon the Company.

     2. The Company has the corporate power and authority to own, lease and operate its assets as now being owned, leased and operated.

     3. Vanguard is a corporation validly existing and in good standing under the laws of the State of Pennsylvania.

     4. Vanguard has the corporate power and authority to enter into the Agreement and the Non-Competition Agreement and to carry out the transactions contemplated thereby.

     5. Each of the Agreement and the Non-Competition Agreement has been duly authorized, executed and delivered by the Sellers. The Agreement constitutes the legal, valid and binding agreement of each of the Sellers thereto enforceable against them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     6. Neither the execution and delivery of the Agreement, or the Non-Competition Agreement by the Sellers nor the consummation or the fulfillment of the terms, conditions and provisions thereof has or will conflict with, or result in the breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event requiring the consent or approval of a third party or creating rights of acceleration, termination or cancellation under, or result in the creation or imposition of any lien or encumbrance upon any property of the Vanguard or the Company, under (a) the Articles of Incorporation or Bylaws of Vanguard, or (b) any note, instrument, agreement, mortgage, lease, license, franchise, or permit identified by the Trust or in the Officer's Certificate, except as disclosed on Schedule 2.3, or (c) any judgment, decree, order, statute, rule or regulation known to us, to which any of the Sellers is a party or any of its property or assets is subject or by which any of the Sellers are bound.

     7. Except for the consent to transfer of the California Department of Corporations of the shares held by Sellers, no order, consent or approval of any state or

RXI Holdings, Inc.
April 10, 1996
Page 4


federal governmental authority is required on the part of the Company or the Sellers for the execution and delivery of the Agreement or the Non-Competition Agreement.

     8. The stock certificates, stock powers and other instruments delivered to Purchaser at the Closing are in proper form under the laws of the State of California.

     9. The authorized capital stock of the Company consists of One Million (1,000,000) shares of common stock, no par value, of which Five Hundred Thousand (500,000) shares have been duly issued and are currently issued and outstanding. Neither the Sellers nor the Company have granted or issued any option, warrant or similar right to, or entered into any agreements, arrangements or commitments with, any person or entity to purchase or acquire any rights with respect to any shares of capital stock of the Company. To our knowledge, the Company is not a party to any stockholder agreement, voting trust agreement or any other similar contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to the voting, dividend, ownership or transfer rights of any shares of capital stock of the Company, and the Company has no obligation to repurchase any shares of common stock of the Company.

     10. Subject to the next succeeding sentence, to our knowledge, without any independent investigation, the Company is not party to or threatened with any action, suit or proceeding in any court or by or before any arbitrator or governmental authority or agency, which action, suit or proceeding would materially and adversely affect the financial condition or business operations of the Company. [Sentence re: San Diego PVC litigation].

     11. The Trust is a duly existing trust, the Trustees are the sole trustees of the Trust, and the Trustees have the requisite power and authority to enter into the Agreement and perform their obligations thereunder.

     Our opinions are subject to the following assumptions and qualifications:

     (a) We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

     (b) We have assumed the due authorization, execution and delivery of the Agreement and all of the other instruments and agreements contemplated thereby by the parties thereto (other than Sellers) and that the Agreement and all of the other instruments and agreements contemplated thereby constitute the legally valid and binding obligations of

RXI Holdings, Inc.
April 10, 1996
Page 5


the parties thereto (other than Sellers), enforceable against such parties in accordance with their respective terms.

     (c) We have assumed compliance by you with any and all applicable laws with which you are required to comply relating to or affecting the matters and actions contemplated by the Agreement and all of the other instruments and agreements contemplated thereby.

     (d) We have assumed that neither the Agreement nor any of the other instruments and agreements contemplated thereby has been amended, modified, terminated or revoked in any respect, and that each remains in full force and effect as of the date hereof.

                                  * * * * * *

     This opinion is given as of the date hereof and we disclaim any obligation to advise you of any changes or developments in law that may occur after the date hereof which may affect the conclusions reached herein.

     This opinion is being furnished only to you and is solely for your benefit and is not to be used, circulated, quoted, relied upon or otherwise referred to for any purpose without our prior written consent.

                                      Very truly yours,

                     EXHIBIT C TO STOCK PURCHASE AGREEMENT

                  NON-COMPETITION AND NON-DISCLOSURE AGREEMENT


     THIS NON-COMPETITION AND NON-DISCLOSURE AGREEMENT (this "Agreement"), dated as of May 1, 1996, is by and between Vanguard Plastics of California, Inc., a California corporation (the "Company"), and Vanguard Plastics Inc. ("Seller") and John A. Steil ("Steil").

                                    RECITALS

     A. The Company is engaged in the business of plastic container manufacturing, excluding the manufacture of soft drink bottles, water bottles and sport drink bottles (the "Business");

     B. Pursuant to a Stock Purchase Agreement ("Stock Purchase Agreement") dated as of May 1, 1996, among RXI Plastics, Inc., a Delaware corporation ("RXI"), RXI Holdings, Inc., a Delaware corporation ("Guarantor"), Vanguard Plastics, Inc. and The 1989 Steil Family Trust (collectively, the "Selling Stockholders"), RXI has agreed to acquire all of the outstanding capital stock of the Company from the Selling Stockholders (the "Acquisition");

     C. Seller and The 1989 Steil Family Trust (of which Steil is a trustee and a beneficiary) are the sole stockholders of the Company and have knowledge of trade secrets, customer information and other confidential and proprietary information of the Company;

     D. In order to protect the goodwill, trade secrets and other confidential and proprietary information of the Business, RXI and the Selling Stockholders have agreed that RXI's obligation to consummate the transactions contemplated by the Stock Purchase Agreement is subject to the condition, among others, that Selling Stockholders shall have entered into this Agreement; and

     E. The Selling Stockholders have a material economic interest in the consummation of the Acquisition and, in order to induce RXI to consummate the transactions contemplated by the Stock Purchase Agreement, each of the Selling Stockholders and the Company have agreed to enter into this Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, the Company and each of the Selling Stockholders, intending to be legally bound, hereby agree as follows:

     1. DEFINITIONS. As used in this Agreement, terms defined in the preamble and recitals of this Agreement shall have the meanings set forth therein and the following terms shall have the meanings set forth below:

          (a) "COMPETITIVE BUSINESS" shall mean any business enterprise engaged in the same or substantially similar line of business as the Business in the Territory.

          (b) "CONFIDENTIAL INFORMATION" shall mean any of the Company's copyrighted and other proprietary software and any policies, procedures or manuals related thereto, customer and supplier lists, marketing arrangements, business plans, projections, financial information, training manuals, pricing manuals, product development plans, designs, market strategies, internal performance statistics and other competitively sensitive information concerning the Company which is material to the Company and is not generally known by the public, whether or not in written or tangible form.

          (c) "PERMITTED ACTIVITIES" shall mean (i) owning directly or indirectly as a passive investment not more than 2% of the outstanding equity securities of a publicly-held entity engaged in a Competitive Business which has securities listed for trading on a securities exchange registered with the Securities and Exchange Commission or through the automatic quotation system of a registered securities association, (ii) making loans to, or other investments in, the Seller and (iii) to the extent not prohibited by Section 3 of this Agreement, dealing with suppliers, contractors, distributors, agents or former employees of the Company in connection with any business which is not a Competitive Business and (iv) activities undertaken on behalf and at the request of Company.

          (d) "RESTRICTED PERIOD" shall mean for Vanguard the period commencing on the date of this Agreement and ending on the date which is one (1) year from the date hereof and for Steil the period commencing on the date of this Agreement and ending on the date which is five (5) years from the date hereof.

          (e) "TERRITORY" shall mean California, Arizona, Utah, Idaho, New Mexico and Nevada.

          (f) "TRADE SECRETS" shall mean the whole or any portion or phase of any scientific or technical information, design, process, procedure, computer program, formula or improvement of the Company that is valuable and not generally known to the competitors of the Company, whether or not in written or tangible form.

     2. NO COMPETITIVE BUSINESS. Each Selling Stockholder hereby agrees that during the Restricted Period, except for Permitted Activities, it will not directly or indirectly own, manage, operate, control, invest in, lend to, or acquire an interest in, or otherwise engage or participate in (whether as a proprietor, partner, stockholder, joint venturer, investor or other participant
in), or use or permit its name to be used in, any Competitive Business in the Territory, without regard to (a) whether the Competitive Business has its office, manufacturing or other business facilities within or without the Territory, (b) whether any of the activities of such Selling Stockholder referred to above occurs or is performed within or without the Territory or (c) whether such Selling Stockholder resides, is incorporated in or reports to an office within or without the Territory. Notwithstanding the foregoing, the parties acknowledge that Seller sells to certain customers which have offices located in the Territory and who are customers of the Company. Insofar as deliveries to such customers outside the Territory are concerned, nothing contained herein shall prohibit Seller from continuing its relationships with such customers. Further, Seller may continue incidental sales to Dial Corporation within the Territory in a manner consistent with past practice.

     3.   NO INTERFERENCE WITH THE BUSINESS.

          (a) Each Selling Stockholder hereby agrees that during the Restricted Period it will not directly or indirectly solicit, induce or influence any customer, supplier, lender, lessor or any other person which has a business relationship with the Company in the Territory, or which had on the date of the Stock Purchase Agreement a business relationship with the Company, to discontinue or reduce the extent of such relationship with the Company, provided that the foregoing shall not in any event prohibit the Selling Stockholders from continuing to sell goods to any customer, or to purchase goods or services from any supplier so long as such action is not prohibited by Section 2 of this Agreement.

          (b) Each Selling Stockholder hereby agrees that during the Restricted Period, except for Permitted Activities, it will not (i) directly or indirectly recruit or solicit any employee of the Company to discontinue such employment, agency or other relationship with the Company, or (ii) employ or seek to employ, or cause any Competitive Business to employ or seek to employ, for any Competitive Business in the Territory, any person who is then (or was at any time within six months prior to the date the Selling Stockholder or the Competitive Business employs or seeks to employ such person) employed by the Company.

     4. NO DISCLOSURE OF PROPRIETARY INFORMATION. Each Selling Stockholder hereby agrees that during the Restricted Period it will not directly or indirectly disclose to any person, or use or otherwise exploit for its own benefit or for the benefit of any person, other than the Company, any Confidential Information or Trade Secrets.

     5. REMEDIES. The parties to this Agreement agree that (i) if a Selling Stockholder breaches any provision of this Agreement, the damage to the Company will be substantial, although difficult to ascertain, and money damage will not afford the Company an adequate remedy, and (ii) if a Selling Stockholder is in breach of any provision of this Agreement, or threatens a breach of any provision of this Agreement, the Company shall be entitled, in addition to all other rights and remedies as may be provided by law, to specific performance and injunctive and other equitable relief to prevent or restrain a breach of any provision of this Agreement. In addition, all claims for damages for a breach of this Agreement shall be submitted to arbitration in accordance with Section 7 of this Agreement. The breach by one of the Selling Stockholders of this Agreement shall not ipso facto constitute a breach by the other Selling Stockholders of this Agreement.

     6. GOVERNING LAW. This Agreement is made under and shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

     7. ARBITRATION. Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the breach hereof (whether sounding in contract or tort), shall be resolved exclusively and finally by arbitration in accordance with the following procedures:

          (a) The arbitration shall be conducted in Los Angeles, California, or such other location as the parties mutually agree.

          (b) The arbitration proceedings will be conducted in accordance with, and pursuant to, the Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association. In the event of any conflict between the Arbitration Rules and the provisions of this Section 7, the provisions of this
Section 7 shall control.

          (c) There will be a single neutral arbitrator ("Arbitrator") who will be selected pursuant to the Arbitration Rules.

          (d) The Arbitrator will have the power to grant all appropriate legal and equitable relief, both by way of interim relief and as a part of the final award, as may be granted by any court of competent jurisdiction, in order to carry out the terms of this Agreement (including, without limitation, declaratory and injunctive relief and damages, but in no event shall the Arbitrator have the authority to award punitive or exemplary damages). All awards and orders of the Arbitrator, including interim relief, may be enforced by any court of competent jurisdiction.

          (e) The parties intend that the arbitration proceedings be conducted as expeditiously as possible and that appropriate rights of discovery (including the right to depose witnesses, submit interrogatories and request documents) be granted to each party. In that regard, the parties agree to work together in good faith and with the Arbitrator to arrive upon mutually acceptable procedures regarding the time limits for, and type and degree of, such rights of discovery and the periods of time within which the matters submitted to arbitration must be heard and determined by the Arbitrator. If the parties are unable to so agree, such issues will be submitted to the Arbitrator for his determination.
If proper notice of any hearing has been given, the Arbitrator will have full power to proceed to take evidence or to perform any other acts necessary to arbitrate the matter in the absence of any party who fails to appear. At the request of any party, the Arbitrator, attorneys, parties to the arbitration, witnesses, experts, court reporters or other persons present at the arbitration shall agree in writing to maintain the strict confidentiality of the arbitration proceedings.

          (f) Notwithstanding the foregoing, a party may apply to a court of competent jurisdiction within the State of California for relief in the form of a temporary restraining order or preliminary injunction, or other provisional remedy pending appointment of an Arbitrator or pending final determination of a claim through arbitration in accordance with this Section 7. In the event a dispute is submitted to arbitration hereunder during the term of this Agreement, the parties shall continue to perform their respective obligations hereunder, subject to any interim relief that may be ordered by the Arbitrator or by a court of competent jurisdiction pursuant to the previous sentence.

          (g) The parties, by written stipulation, may expand or contract the rights, duties or obligations provided above, or otherwise modify the arbitration procedures as suits their convenience, consistent with that which is otherwise permissible within the framework of the Arbitration Rules.

          (h) The prevailing party (if a prevailing party is determined to exist by the Arbitrator) in any proceeding or action under this Section 7 shall be entitled, in addition to any other damages or relief awarded, to an award of all legal and accounting fees, expenses and other out-of-pocket costs incurred by such party (including any costs and fees incurred by and payable to the Arbitrator and any costs incurred in enforcing any such award), regardless of whether such proceeding or action proceeds to final judgment.

          (i) Any decision or award of the Arbitrator shall be final and binding upon the parties to the arbitration proceeding except for fraud or failure to provide a hearing. The parties hereto hereby waive to the extent permitted by law any rights to appeal or to review of such award by any court or tribunal. The parties agree that the award of the Arbitrator may be enforced against the parties to the proceeding or their assets wherever they may be found and that a judgment upon the award may be entered in any court having jurisdiction thereof.

     8. ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. This Agreement may be amended or modified and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of waiver, by the party waiving compliance. No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies provided herein are cumulative and are not exclusive of any rights or remedies that either party may otherwise have at law or in equity.

     9. REPRESENTATIONS AND WARRANTIES. Each Selling Stockholder represents and warrants that this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with its terms. Each Selling Stockholder represents and warrants that it has no right, title, interest or claim in or to or under any Trade Secrets, Confidential Information or other property to be acquired by RXI as contemplated in the Stock Purchase Agreement.

     10. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or four days after being mailed by registered or certified mail, return receipt requested, or one day after being sent by private overnight courier addressed as set forth below, or if sent by facsimile transmission, on the first business day after transmission provided that an original copy has been deposited in the U.S. mail:

To Trust:           c/o John A. Steil
                    Vanguard Plastics of California, Inc.
                    9420 Telfair Avenue
                    Sun Valley, California 91352
                    Facsimile: (818) 768-9267


                    with a copy to each of:

                    Manatt Phelps & Phillips LLP
                    11345 West Olympic Boulevard
                    Los Angeles, California 90064
                    Attention: Andrew Erskine, Esq.
                    Facsimile: (310) 312-4224

To Vanguard:        Vanguard Plastics Inc.
                    c/o Zuckerman & Honickman
                    191 South Gulph Road
                    King of Prussia, Pennsylvania 19406
                    Attention: Norma Reichlin
                    Facsimile: (610) 962-1081

                    and

                    Vanguard Plastics Inc.
                    18 Market Street
                    Patterson, New Jersey 07501
                    Attention: Richard Meyersburg

                    with a copy to

                    Sherr Joffe & Zuckerman
                    200 Four Falls Corporate Center
                    Suite 400
                    West Conshohocken, Pennsylvania 19428
                    Attention: Barbara Dubrow, Esq.

To: Purchaser       RXI Holdings, Inc.
or Guarantor:       11111 Santa Monica Boulevard
                    Suite 270
                    Los Angeles, California 90025
                    Attention: Leon Farahnik
                    Facsimile: (310) 473-9592

                    with a copy to

                    Sidley & Austin
                    555 West Fifth Street
                    Suite 4000
                    Los Angeles, California 90013
                    Attention: Moshe J. Kupietzky, Esq.
                    Facsimile: (213) 896-6600

or to such other address as such party may indicate by a notice delivered to the other party hereto.

     11. SEVERABILITY. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Each Selling Stockholder acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

     12. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto, the heirs and legal representatives of Each Selling Stockholder severally and the successors and assigns of the Company. Neither Selling Stockholder shall not be entitled to assign its obligations hereunder. Company may assign its rights under this Agreement to any corporation, firm or other business entity (i) with or into which the Company may merge or consolidate, or (ii) to which the Company may sell or transfer all or substantially all of its assets or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company, and any such assignee shall have the right to further assign this Agreement. Each Selling Stockholder agrees that, upon request therefor, it will, in writing, acknowledge and consent to any such assignment of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                   VANGUARD PLASTICS OF CALIFORNIA, INC.


                                   By: _______________________________________
                                   Name: _____________________________________
                                   Title: ____________________________________



                                   VANGUARD PLASTICS INC.


                                   By: _______________________________________
                                   Name: _____________________________________
                                   Title: ____________________________________


                                   ___________________________________________
                                   JOHN A. STEIL


PSM96A75.SEL (5/21/96 11:57pm)

                      EXHIBIT D TO STOCK PURCHASE AGREEMENT

                                     RELEASE


          This Release ("Release") is entered into as of May 1, 1996 among Vanguard Plastics of California, Inc., a California corporation (the "Company"), on the one hand, and, on the other hand, the officers and directors (as named in the signature pages hereto, the "Individual Releasors") of the Company, and Vanguard Plastics Inc., a Pennsylvania corporation ("Vanguard"), with reference to the following:

     A. RXI Plastics, Inc., a Delaware corporation ("Purchaser"), RXI Holdings, Inc. a Delaware corporation ("Guarantor") The 1989 Steil Family Trust ("Steil") and Vanguard (Steil and Vanguard collectively referred to herein as, the "Sellers") are parties to that certain Stock Purchase Agreement dated as of May 1, 1996 (the "Agreement");

     B. Sections 6.7 and 7.4 of the Agreement require, as conditions precedent to the Purchaser's and Sellers' respective obligations to consummate the transactions contemplated by the Agreement, that this Release be (i) executed by the Individual Releasors and delivered to the Company and (ii) executed by the Company and delivered to the Individual Releasors; and

     C. In order to effectuate the transactions contemplated by the Agreement, and upon a determination by each of the undersigned that the execution and delivery hereof and the consummation of the transactions contemplated by the Agreement is in the best interests of each of the undersigned, the undersigned have agreed to execute and deliver this Release;

     NOW, THEREFORE, in consideration of the premises herein contained, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

          1. RELEASE BY INDIVIDUAL RELEASORS OF COMPANY. Except with respect to indemnification obligations of the Company to any Individual Releasor and except for obligations of the Company to any Individual Releasor who is an officer of the Company for payment of current salaries and other compensation including pension and fringe benefits and reimbursement of incidental business expenses, in each case in the ordinary course of the Company's business consistent with past practice, the Individual Releasors and each of them, for themselves and for their respective successors, heirs and assigns, hereby release, remise, forever discharge and relinquish the Company from any and all liabilities, actions, claims, obligations, damages, attorneys' fees, suits, and demands of any kind or nature, known and unknown, liquidated or unliquidated, in law or in equity, whether arising under any local, state or federal statute or ordinance, or under the common law of any state of the United States, or under any federal common law of the United States, or under any contract, occurring at any time up to and through the date of this Release and relating to or arising from any Individual Releasor's interests as a stockholder, director, officer or employee of the Company (collectively "Claims Against Company"), including Claims Against Company which have not yet ripened or about which Individual Releasers do not yet know, and agree not to bring any action in any judicial, administrative or other proceeding against the Company alleging any such Claim Against Company or otherwise arising in connection with any such Claim Against Company, or support any shareholder of the Company in any such action brought by such shareholder.

          2. RELEASE BY COMPANY OF INDIVIDUAL RELEASORS. Except for obligations arising pursuant to the Agreement, the Company, for itself and for its respective successors, heirs and assigns, does hereby release, remise, forever discharge and relinquish each Individual Releasor from any and all liabilities, actions, claims, obligations, damages, attorneys' fees, suits, and demands of any kind or nature, known and unknown, liquidated or unliquidated, in law or in equity, whether arising under any local, state or federal statute or ordinance, or under the common law of any state of the United States, or under any federal common law of the United States, or under any contract, occurring at any time up to and through the date of this Release (collectively "Claims Against Individual Releasors") including Claims Against Individual Releasors which have not yet ripened or about which the Company does not yet know, and agrees not to bring any action in any judicial, administrative or other proceeding against any Individual Releasors alleging any such Claim Against Individual Releasors or otherwise arising in connection with any such Claim Against Individual Releasors, or support any shareholder of the Company in any such action brought by such shareholder.

          3. RELEASE BY VANGUARD OF COMPANY. Except for obligations arising pursuant to the Agreement, Vanguard for itself and for its respective legal successors and assigns, does hereby release, remise, forever discharge and relinquish the Company from any and all liabilities, actions, claims, obligations, damages, attorneys' fees, suits, and demands of any kind or nature, known and unknown, liquidated or unliquidated, in law or in equity, whether arising under any local, state or federal statute or ordinance, or under the common law of any state of the United States, or under any federal common law of the United States, or under any contract, occurring at any time up to and through the date of this Release (collectively "Claims Against Company") including Claims Against Company which have not yet ripened or about which Vanguard does not yet know, and agrees not to bring any action in any judicial, administrative or other proceeding against Company alleging any such Claim Against Company or otherwise arising in connection with any such Claim Against Company, or support any shareholder of the Company in any such action brought by such shareholder.

          4. RELEASE BY COMPANY OF VANGUARD. Except for obligations arising pursuant to the Agreement, the Company for itself and for its respective legal successors and assigns, does hereby release, remise, forever discharge and relinquish Vanguard from any and all liabilities, actions, claims, obligations, damages, attorneys' fees, suits, and demands of any kind or nature, known and unknown, liquidated or unliquidated, in law or in equity, whether arising under any local, state or federal statute or ordinance, or under the common law of any state of the United States, or under any federal common law of the United States, or under any contract, occurring at any time up to and through the date of this Release (collectively "Claims Against Vanguard") including Claims
Against Vanguard which have not yet ripened or about which the Company does not yet know, and agrees not to bring any action in any judicial, administrative or other proceeding against Vanguard alleging any such Claim Against Vanguard or otherwise arising in connection with any such Claim
Against Vanguard, or support any shareholder of the Company in any such action brought by such shareholder.

          5. WAIVER OF STATUTORY BENEFITS. The parties intend that the foregoing releases shall be effective as full and final accords and satisfactions of all claims released thereby and, as further consideration for the transactions contemplated by the Agreement, each of the Company and the Individual Releasors hereby further agrees, represents and warrants that the matters released herein are not limited to matters which are known or disclosed. In this connection, each of the Company and the Individual Releasors hereby agrees, represents and warrants that he, she or it realizes and acknowledges that (a) factual matters now existing and unknown to him, her or it may have given or may hereafter give rise to Claims which are presently unknown, unsuspected, unliquidated, unmatured and/or contingent, (b) such Claims may be unknown, unsuspected, unliquidated, unmatured and/or contingent due to ignorance, oversight, error, negligence or otherwise, and (c) if such Claims had been known, suspected, liquidated, matured and/or unconditional, his, her or its decision to enter into this Release may have been materially affected. Each of the Company and the Individual Releasors further agrees, represents and warrants that this Release has been negotiated and agreed upon in view of these realizations. Nevertheless, each of the Individual Releasors hereby intends to release, discharge and acquit the Company from any such unknown, unsuspected, unliquidated, unmatured and/or contingent Claims which are in any way set forth in or related to the matters identified hereinabove. EACH OF THE INDIVIDUAL RELEASORS HEREBY EXPLICITLY WAIVES ALL RIGHTS UNDER AND ANY BENEFITS OF ANY COMMON LAW OR STATUTORY RULE OR PRINCIPLE WITH RESPECT TO THE RELEASE OF SUCH CLAIMS, INCLUDING, WITHOUT LIMITATION, SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH PROVIDES AS FOLLOWS:

          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

EACH OF THE INDIVIDUAL RELEASORS AGREES THAT NO SUCH COMMON LAW OR STATUTORY RULE OR PRINCIPLE, INCLUDING SECTION 1542 OF THE

CALIFORNIA CIVIL CODE, SHALL AFFECT THE VALIDITY OR SCOPE OR ANY OTHER ASPECT OF THIS RELEASE.

          6. EFFECTIVE DATE OF RELEASE. This Release shall be effective as of the Closing Date, as defined in the Agreement.

          7. COUNTERPARTS. This Release may be executed in counterparts which, when taken together, shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the undersigned have executed this Release as of the date first above written.



The Company:             VANGUARD PLASTICS OF CALIFORNIA, INC.


                         By:  _______________________________________
                              Name:
                              Title:


Individual Releasors:    ____________________________________________
                         JOHN A. STEIL


                         ____________________________________________


                         ____________________________________________



                         VANGUARD PLASTICS INC

                         By:  _______________________________________
                              Name:
                              Title:

                      EXHIBIT E TO STOCK PURCHASE AGREEMENT

                         OPINION OF COUNSEL TO PURCHASER


                               ________ , 1996




To the Shareholders of Vanguard Plastics of California, Inc.
party to the Stock Purchase Agreement
defined below
c/o Vanguard Plastics of California, Inc.
9420 Telfair Avenue
Sun Valley, California  91352



Ladies and Gentlemen:

     We refer to the Stock Purchase Agreement dated as of ________, 1996 (the "Agreement") among RXI Plastics, Inc., a Delaware corporation ("Purchaser"), RXI Holdings, Inc., and the 1989 Steil Family Trust ("Trust") and Vanguard Plastics Inc. ("Vanguard") (collectively, the "Shareholders"), providing for, among other things, the acquisition by Purchaser from the Shareholders of all of the outstanding capital stock of Vanguard Plastics of California, Inc., a California corporation (the "Company"). We have served as counsel to Purchaser in connection with the Agreement and the transactions contemplated thereby. Terms used herein which are defined in the Agreement shall have the respective meanings set forth therein, unless otherwise defined herein.

     This opinion is limited solely to the federal laws of the United States of America and the laws of the State of California as those laws were in effect as of the date hereof, and we express no opinion as to the laws of any other state or jurisdiction, or to any ordinances, regulations or practices of any county, city or other governmental agency or body within the State of California.

     As used herein, unless otherwise expressly stated, the term "to the best of our knowledge" or "to our knowledge" or other phrases to the same or similar effect with reference to matters of fact, means that to the actual knowledge of those attorneys in our firm who have devoted substantial attention to this engagement, but not including any constructive or imputed notice of any information, we find no reason to believe that the opinions expressed herein are factually incorrect. Beyond that we have made no independent factual investigation for the purpose of rendering an opinion with respect to such matters.

Shareholders of Vanguard Plastics of California, Inc.
_________________, 1996
Page 2


     Pursuant to Section 7.3 of the Agreement, and subject to the assumptions, limitations and qualifications herein set forth, we are of the opinion that:

     1. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

     2. Purchaser has the corporate power and authority to execute, deliver and perform the Agreement and the Purchaser Note and to consummate the transactions contemplated thereby.

     3. The Agreement and the Purchaser Note have each been duly authorized, executed and delivered by Purchaser and constitute the legal, valid and binding agreement of Purchaser enforceable against Purchaser in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     4. Neither the execution and delivery of the Agreement or the Purchaser Note nor the consummation or the fulfillment of the terms, conditions and provisions thereof, conflict with, result in the breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any lien or encumbrance upon any property of Purchaser under (a) the Certificate of Incorporation or Bylaws of Purchaser, or (b) any material note, instrument, agreement, mortgage, lease, license, franchise or permit identified in the Officer's Certificate, or (c) any judgment, decree, order, statute, rule or regulation which is known to us, and to which Purchaser is a party or any of its or their assets or properties is subject or by which Purchaser is bound.

     For the purpose of rendering the foregoing opinions, we have relied, with your consent, as to various questions of fact material to such opinions, upon the representations made by the Parties in the Agreement and upon certificates of officers of Purchaser attached hereto. We also have examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates, and other statements of government officials and other instruments, have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for the foregoing opinions.

     For purposes of rendering the foregoing opinions, we have made, with your consent, and without further inquiry as to their accuracy or completeness, the following assumptions:

     (a) We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

Shareholders of Vanguard Plastics of California, Inc.
_________________, 1996
Page 3

     (b) We have assumed the due authorization, execution and delivery of the Agreement and all of the other instruments and agreements contemplated thereby by the parties thereto (other than Purchaser) and that the Agreement and all of the other instruments and agreements contemplated thereby constitute the legally valid and binding obligations of the parties thereto (other than Purchaser), enforceable against such parties in accordance with their respective terms.

     (c) We have assumed compliance by you with any and all applicable laws with which you are required to comply relating to or affecting the matters and actions contemplated by the Agreement and all of the other instruments and agreements contemplated thereby.

     (d) We have assumed that neither the Agreement nor any of the other instruments and agreements contemplated thereby has been amended, modified, terminated or revoked in any respect, and that each remains in full force and effect as of the date hereof.

     This opinion is given as of the date hereof and we disclaim any obligation to advise you of any changes or developments in law that may occur after the date hereof which may affect the conclusions reached herein.

     This opinion is being delivered solely for the benefit of the persons to whom it is addressed and may not be quoted, filed with any governmental authority or other regulatory agency or otherwise circulated or utilized for any other purpose without our prior written consent.

                                   Very truly yours,

                                 OFFICERS' CERTIFICATE


     Reference is made to that certain Stock Purchase Agreement (the "Agreement"), dated as of May 1, 1996, by and among RXI Plastics, Inc. ("Purchaser"), RXI Holdings, Inc. ("Guarantor"), Vanguard Plastics Inc. ("Vanguard") and the 1989 Steil Family Trust ("Trust") (the Trust and Vanguard collectively referred to as the "Shareholders"). Capitalized terms used in this certificate which are not defined herein shall have the meanings given such terms in the Agreement.

     The undersigned, Leon Farahnik and Marvin Liebman, are delivering this Officers' Certificate to Sidley & Austin in connection with their issuance of an opinion to the Shareholders pursuant to Section 7.3 of the Agreement. We acknowledge that a copy of this Officers' Certificate will be delivered to Shareholders, and hereby authorize Sidley & Austin to rely upon the statements set forth below, all of which are true and correct, in connection with the preparation and issuance of the above-referenced opinion.

     We hereby certify that to the best of our knowledge after diligent inquiry:

     1. Leon Farahnik is the duly appointed and acting Chairman of the Board and Chief Executive Officer of Purchaser.

     2. Marvin Liebman is the duly elected and acting Chief Financial Officer and Secretary of Purchaser.

     3. Purchaser has been duly incorporated under the laws of the jurisdiction in which it is incorporated and is currently in good standing in its state of incorporation.

     4. Purchaser has not taken any action to dissolve or liquidate its corporate powers.

     5. Except for the documents set forth in the Registration Statement of Form S-4, filed with the Securities Exchange Commission on July 6, 1995, Purchaser is not a party to any material contract or instrument.

     6. There is no litigation, arbitration or other proceeding pending or threatened against the Purchaser, or any of its properties or assets, and there are no outstanding judgments, injunctions, orders or decrees of any court or other governmental authority against the Purchaser.

     IN WITNESS WHEREOF, the undersigned have caused this Officers' Certificate to be duly executed as of the ____ day of May, 1996.


                                   _______________________________________
                                   Leon Farahnik


                                   _______________________________________
                                   Marvin Liebman

                     EXHIBIT F TO STOCK PURCHASE AGREEMENT

                              EMPLOYMENT AGREEMENT


          THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 1st day of May, 1996, by and between Vanguard Plastics a division of RXI Plastics, Inc., a Delaware corporation (the "Company"), and John A. Steil (the "Executive").

                                   WITNESSETH:

     WHEREAS, the Executive has the experience to provide services to the Company of an extraordinary character which gives such services a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law; and

     WHEREAS, the Company desires to retain the services of the Executive, and the Executive desires to be employed by the Company for the term of this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Company and the Executive, intending to be legally bound, hereby agree as follows:

     1. EMPLOYMENT. The Company hereby employs the Executive as the President of the Vanguard Plastics division of the Company, and the Executive accepts such employment and agrees to perform the duties and services specified herein, subject always to such resolutions as are established from time to time by the Board of Directors of the Company (the "Board"), for the period and upon the other terms and conditions set forth in this Agreement.

     2. TERM. The term of the Executive's employment hereunder shall be for a period commencing on the date of this Agreement and ending on December 31, 2001 (the "Term"), unless the parties agree to extend such employment. The Term is subject to earlier termination as hereinafter specified. Unless an amendment to this Agreement is executed which extends the Term, any employment following expiration of the Term shall be deemed strictly "at will."

     3.   POSITION AND DUTIES.

          3.01 SERVICE WITH THE COMPANY. During the Term, the Executive agrees to provide his substantially full business time and attention to the business of the Company, consistent with the provisions of this Agreement and to perform such executive employment duties as the Board of Directors of the Company or the Chairman of the Board of RXI Holdings, Inc., Company's parent (the "Parent Corporation"), shall assign to him from time to time.

          3.02 NO CONFLICTING DUTIES. Except as set forth in the last sentence of this Section 3.02, during the Term, the services of Executive shall be provided exclusively to Company and Executive shall not serve as an officer, director, employee, consultant or advisor to any other business without the prior written consent of the Company's Board. The Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that during the Term, he will not render or perform services, or enter into any contract to do so, for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement, provided that Executive may serve as an officer of, and provide services to Municipal Paper, Inc. in the manner heretofore provided, so long as such does not materially impair his ability to perform his services to Company.

          3.03 RELOCATION. Executive shall provide his services to Company in the metropolitan Los Angeles, California area and shall not be required to relocate outside of such metropolitan area without his consent. Nonetheless, Executive recognizes that his position as President of the Company will obligate him to travel from time to time, including attendance at Board of Director meetings in other locations.

          3.04 RIGHT TO INSURE. The Company shall have the right to secure, in its own name or otherwise and at its own expense, life, health, accident or other insurance covering or otherwise insuring Executive, and Executive shall have no right, title or interest in or to any such insurance or any of the proceeds or benefits thereof. Executive shall fully assist and cooperate with the Company in procuring any such insurance, including without limitation by submitting to such examinations, and by signing such applications and other instruments, as may reasonably be required by any insurance carrier to which application is made by the Company for any such insurance.

     4.   COMPENSATION.

          4.01 BASE SALARY. As compensation for all services to be rendered by the Executive under this Agreement, the Company shall pay to the Executive a base annual salary of not less than One Hundred Twenty Thousand Dollars ($120,000) (the "Base Salary"), which shall be paid on a regular basis in accordance with the Company's normal payroll procedures and policies. The amount of the Base Salary shall be reviewed annually by the Board, and the Board in its sole and exclusive discretion shall determine whether such Base Salary amount shall be increased, provided that Base Salary shall not be decreased without consent of Executive.

          4.02 INCENTIVE COMPENSATION. In addition to the Base Salary described in Section 4.01 and the Stock Option Agreement described in Section 4.03, the Executive shall be entitled to participate in all non-stock based incentive compensation plans applicable to executives of the Parent Corporation. Notwithstanding the foregoing sentence, the determination to include Executive in any such plan, and the level of participation, shall be determined in the sole discretion of the Parent Corporation's Board of Directors.

          4.03 OPTION AGREEMENT.  In addition to the Base Salary described in
Section 4.01 and the incentive compensation described in Section 4.02, the Executive shall be entitled to exercise certain stock options as more fully described in a certain Stock Option Agreement dated as of the date hereof, among the Company, the Parent Corporation and Executive, a copy of which is attached hereto as EXHIBIT A.

          4.04 PARTICIPATION IN BENEFIT PLANS; PERQUISITES. The Executive shall be included, to the extent eligible thereunder, in any and all plans of the Vanguard Plastics division of the Company ("Division") providing general benefits for the Division's employees, as adopted from time to time, including but not limited to Group Life Insurance, Hospitalization, Disability, Medical, Dental, Pension, Profit Sharing and Savings Plans (but excluding stock option or stock bonus plans). The Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto. Executive shall be entitled to vacation and sick leave as specified in the Division's policy manual applicable to all executives of Division. In addition, Company shall provide Executive with such perquisites as Parent Corporation provides to its senior executives or to the senior executives of its subsidiaries.


          4.05 EXPENSES. In accordance with the Parent Corporation's policies established from time to time, the Company will pay or reimburse the Executive for all reasonable and necessary out-of-pocket expenses and provide allowances on a basis consistent with the reimbursement and allowance that the Parent Corporation, or its subsidiaries, provide to individuals serving in similar positions as the Executive, subject to the presentment of appropriate itemized statements of such expenses and reasonably requested backup. Executive shall be entitled to a monthly automobile allowance in the amount of $1,000.

     5. COMPENSATION UPON THE TERMINATION OF THE EXECUTIVE'S EMPLOYMENT WITH THE COMPANY.

          5.01 In the event that the Executive is deemed "totally or permanently disabled" pursuant to Section 10.01, then the Executive shall cease to be entitled to receive the Executive's then current Base Salary (or to receive benefits pursuant to Section 4.04). The foregoing shall not affect any rights of Executive under disability insurance policies or programs adopted by the Company or the Parent Corporation and in which Executive is a participant.

          5.02 In the event the Executive's employment is terminated by virtue of his death, Executive's beneficiary or a beneficiary designated by the Executive in writing to the Company, or in the absence of such beneficiary, the Executive's estate, shall be entitled to receive the Executive's then current Base Salary through the end of the calendar month in which his death occurred. The foregoing shall be in addition to any insurance proceeds which Executive's beneficiary shall be entitled to receive under Company sponsored insurance programs.

          5.03 In the event that the Executive's employment is terminated pursuant to Sections 10.03, then he shall not be entitled to any compensation other than his then current Base Salary which has accrued through the date of termination.

          5.04 In the event that Executive's employment is terminated pursuant to Section 10.04, he shall be entitled to his then current Base Salary which has accrued through the date of termination and shall otherwise not be entitled to any additional compensation.


          5.05 In the event Executive is terminated by the Company pursuant to
Section 10.05 at any time prior to May ____, 1999, the Company shall (subject to Section 9.01(a) hereof) continue to pay to the Executive, in regular installments, his monthly Base Salary and all fringe benefits for a period of twelve (12) months following the effective date of such termination. Should Executive's employment be terminated by Company at any time after May 9, 1999, Company shall have no obligation to continue to pay Base Salary or fringe benefits.

          5.06 All payments required to be made by the Company to the Executive pursuant to this Section 5 shall be paid in the manner and at the times specified in Section 4.01 hereof.

     6. CONFIDENTIAL INFORMATION. Except as permitted or directed by the Company's Board, the Executive shall not during the Term or at any time thereafter divulge, furnish, disclose or make accessible (other than in the ordinary course of the business of the Company) to anyone for use in any way any confidential or secret knowledge or information about the Company or used by the Company in its business which the Executive has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of the period of his employment by the Company (including employment by the Company prior to the date of this Agreement), whether developed by himself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, software or computer programs, plans, devices or material (whether or not patented or patentable, copyrighted or copyrightable) directly or indirectly useful in any aspect of the business of the Company, any confidential customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential, secret or nonpublic aspects of the business of the Company. The Executive acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company acquired at great time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and after the Term, the Executive will refrain from any acts or omissions that would reduce the value of the use of such knowledge or information to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now generally publicly known or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by the Executive.

     7.   COVENANTS DURING EMPLOYMENT PERIOD.

          7.01 DISCLOSURE AND ASSIGNMENT. The Executive will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, software or computer program, method or product, whether or not patentable or copyrightable, made, developed, perfected, devised, conceived or first reduced to practice by the Executive, either solely or in collaboration with others, during Executive's employment under this Agreement, or for the period in which a covenant not to compete is in effect hereunder as to Executive, whether or not during regular working hours, relating either directly or indirectly to the business, products or practices of the Company (hereinafter referred to as the "Inventions"). The Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all of the Inventions are the property of the Company and hereby assigns and agrees to assign to the property of the Company any and all of the Executive's right, title and interest in and to any and all of the Inventions without further payment.

          7.02 INTENTIONALLY OMITTED.

          7.03 RECORDS. The Executive will keep complete, accurate and authentic accounts, notes, data and records of all Inventions in the manner and form requested by the Company. Such accounts, notes, data and records shall be the property of the Company, and, upon its request, the Executive will promptly surrender the same to it or, if not previously surrendered upon its request or otherwise, the Executive will surrender the same, and all copies thereof, to the Company upon the conclusion of his employment.

          7.04 OBLIGATIONS, RESTRICTIONS AND LIMITATIONS. The Executive understands that the Company may enter into agreements or arrangements with agencies of the United States Government, and that the Company may be subject to laws and regulations which impose obligations, restrictions and limitations on it with respect to inventions and patents which may be acquired by it or which may be conceived or developed by employees, consultants or other agents rendering services to it. The Executive agrees that he shall be bound by all such obligations, restrictions and limitations disclosed to him applicable to any said invention conceived or developed by him during the Term and shall take any and all further action which may be required to discharge such obligations and to comply with such restrictions and limitations.

          7.05 ASSISTANCE OF THE EXECUTIVE. Upon the request of the Company and without further compensation therefor, but at no expense to the Executive, and whether during the Term or thereafter, the Executive will provide reasonable assistance, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that in the opinion of the Company, its successors and assigns, may be necessary or desirable (i) in obtaining, sustaining, reissuing, extending and enforcing United States and foreign Letters Patents, including, but not limited to, design patents, on any and all of the Inventions or trademarks; (ii) for perfecting, affirming and recording the Company's complete ownership and title of its assets; and (iii) in prosecuting or defending litigation relating to matters as to which Employee has knowledge, and Executive agrees otherwise to cooperate fully in all proceedings and matters relating to the Company.

          7.06 CODE OF BUSINESS CONDUCT. The Executive agrees to be bound by the Code of Business Conduct attached to this Agreement, except to the extent that the Code of Business Conduct is inconsistent with an express provision of this Agreement.

     8. VENTURES. If, during the Term, the Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in the project, program or venture shall belong to the Company and shall constitute a corporate opportunity belonging exclusively to the Company. Except as approved by the Company's Board, the Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder's fee or other compensation in connection therewith other than the salary to be paid to Executive as provided in this Agreement.

     9.   NON-COMPETITION; SOLICITATION OF CUSTOMERS AND SOLICITATION OF
          EMPLOYEES.

          9.01 NON-COMPETITION.

               (a) The Executive agrees that, during the Term of this Agreement, he shall not directly or indirectly engage in competition with the Company in any manner or capacity (e.g., as a management consultant, principal, partner, officer, director, stockholder or management employee) in any phase of the Company's business as then being conducted and in case of termination by the Company of the Executive's employment pursuant to Section 10.05, for a period of one (1) year following the termination of his employment with the Company he shall not, directly or indirectly, engage in competition with the Company in California, Utah, Arizona, Nevada, New Mexico or Idaho in any manner or capacity. If Executive's employment under this Agreement is terminated pursuant to Section 10.05, as a condition to Executive's right to continue to receive compensation pursuant to Section 5.05, Executive shall refrain from competing with the Company in the Territory during the balance of the Term. The Company shall also have the right upon forty-five (45) days' written notice to Executive after termination of employment, to require the Executive to refrain from competing for an additional period of six (6) months from the date the covenant would otherwise expire, in which event, the Executive shall be entitled to receive additional payments equal to six (6) months of his Base Salary (to be paid monthly during such additional six (6) month period). Executive acknowledges that if Executive's employment is terminated by Executive pursuant to Section 10.04 or by the Company pursuant to Section 10.03, the foregoing covenant shall remain in effect for the balance of the original Term.

               (b) Ownership by the Executive, as a passive investment, of less than 2% of the outstanding equity interests of any entity listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 9.

               (c) The Executive further agrees that, during the Term, he will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 9 if such activity were carried out by the Executive, either directly or indirectly, and in particular the Executive agrees that he will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.


          9.02 AGREEMENT NOT TO SOLICIT CUSTOMERS. The Executive agrees that during the Term and for all periods in which a covenant not to compete is in effect hereunder as to Executive, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to any competing business any person or entity whose account with the Company was sold or serviced by or under the supervision of the Executive during the year preceding the termination of such employment.

          9.03 AGREEMENT NOT TO SOLICIT EMPLOYEES. The Executive agrees that during the Term and for the three (3) year period following the termination or expiration of the Term, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others solicit, divert or hire away, or attempt to solicit, divert or hire away any person then employed by the Company or then serving as a sales representative of the Company.

     10.  TERMINATION PRIOR TO EXPIRATION OF THE TERM.

          10.01 DISABILITY. The Executive shall be deemed to be "totally or permanently disabled" or to have a "total or permanent disability" if Executive is unable on account of sickness or accident, whether or not job-related, to engage in regularly or to perform adequately his assigned duties under this Agreement for a continuous period of 120 days or for 180 days during any twelve
(12) month period. Executive shall be entitled to receive Base Salary and benefits prior to the time that Executive is deemed hereby in the reasonable judgment of the Board to be "totally or permanently disabled." Subject to Company's obligation to pay compensation and benefits pursuant to Section 5.01, upon Executive's total or permanent disability, Company may terminate this Agreement.

          10.02 DEATH OF EXECUTIVE. The Executive's employment shall terminate immediately upon the death of Executive.

          10.03 TERMINATION FOR CAUSE. The Company may terminate the Executive's employment at any time for "Cause" (as hereinafter defined) immediately upon written notice to Executive. Such written notice shall set forth with reasonable specificity the Company's basis for such termination. As used herein, the term "Cause" shall mean that the Executive shall have (i) in the reasonable judgment of the Board committed a criminal act or an act of fraud, embezzlement, breach of trust or other act of dishonesty; (ii) in the reasonable judgment of Company breached his fiduciary duties in a material manner, or was guilty of material gross neglect or gross misconduct; (iii) in the reasonable judgment of the Board willfully violated written corporate policy or rules of the Company; or (iv) in the reasonable judgment of the Board, has willfully refused to follow the written directions given by the Board from time to time or breached any covenant or obligation under this Agreement or other agreement with the Company, which, if curable, has not been cured within thirty (30) days after written notice to Executive.

          10.04 RESIGNATION. Subject to Section 9.01 hereof, the Executive may terminate his employment prior to the end of the Term, following the written submission of the Executive's resignation to the Board to be effective no less than three (3) months following the date of submission, or such earlier date as is agreed to by the Board.

          10.05 TERMINATION WITHOUT CAUSE. The Company may terminate the Executive's employment at any time during the Term, without cause, upon written notice to the Executive. Termination "without cause" shall mean termination of employment by the Company on any basis other than termination of Executive's employment hereunder pursuant to Sections 10.01, 10.02, 10.03 or 10.04. No exercise by Company of its rights under this Section 10.05 shall under any circumstances be deemed to constitute (i) a breach by the Company of any term, express or implied (including without limitation any breach of any covenant of good faith and fair dealing); (ii) a wrongful discharge or termination of Executive's employment; (iii) a wrongful deprivation of Executive's corporate office, or damage or injury to his reputation; or (iv) a violation of any other duty owed by Company to Executive (whether in contract or tort), unless any of the foregoing shall result from the determination by Company to terminate Executive's employment which constitutes a violation by Company of any federal, state of municipal statute, ordinance, rule or regulation, respecting which the parties may not contract otherwise.

          10.06 SURRENDER OF RECORDS AND PROPERTY. Upon termination of his employment with the Company, the Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company and which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

     11. ASSIGNMENT. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of the Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity (i) with or into which the Company may merge or consolidate, or (ii) to which the Company may sell or transfer all or substantially all of its assets or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. Upon such assignment by the Company, the Company shall obtain the assignees' written agreement enforceable by Executive to assume and perform, from and after the date of such assignment, the terms conditions, and provisions imposed by this Agreement upon the Company. After any such assignment by the Company and such written agreement by the Assignee, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 11.

     12. INJUNCTIVE RELIEF. The Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions of Sections 6, 7, 8, 9 and 10.03. Accordingly, the Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief. Executive acknowledges that the services to be rendered by Executive under this Agreement, and the rights and privileges granted by Executive to the Company hereunder, are of a special, unique, extraordinary and intellectual character which gives them a peculiar and special value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and a breach by Executive of any of the provisions hereof will cause the Company great and irreparable injury.
Executive acknowledges that the Company shall, therefore, be entitled, in addition to any other remedies which it may have under this Agreement or at law, to receive injunctive and other equitable relief (including without limitation specific performance) to enforce any of the rights and privileges of the Company or any of the covenants or obligations of Executive hereunder. Nothing contained herein, and no exercise by the Company of any right or remedy, shall be construed as a waiver by the Company of any other rights or remedies which the Company may have.

     13. INDEMNIFICATION. The Company shall indemnify Executive as provided in the Company's Bylaws in effect at the commencement of this Agreement, a copy of which is attached hereto as EXHIBIT B, and made a part hereof. The scope of indemnification to which Executive is entitled shall not be diminished, but may be further expanded by the Company, by amendment of the Company's Bylaws, Certificate of Incorporation or otherwise. In the event Executive serves as a member of Parent Company's Board of Directors, he shall moreover, insofar as pertains to his services as a director of Parent Company, be entitled to indemnification as set forth in Parent Company's Bylaws.

     14.  MISCELLANEOUS.

          14.01 GOVERNING LAW. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of law principles of the State of California.

          14.02 ARBITRATION. Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation hereof (whether sounding in contract or tort), shall be resolved exclusively and finally by arbitration as set forth on EXHIBIT C hereto, including but not limited to disputes relating to the existence of an alleged breach of this Agreement or improper termination of Executive's employment.

          14.03 PRIOR AGREEMENTS. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understanding with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

          14.04 WITHHOLDING TAXES. The Company may withhold from all compensation payable pursuant hereto all sums required to be withheld under all federal, state and city laws, or governmental regulation or ruling, with respect to payment of compensation, benefits or perquisites.

          14.05 AMENDMENTS. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

          14.06 NO WAIVER. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

          14.07 SEVERABILITY. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. The Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

          14.08 SURVIVAL. Sections 6, 7, 8, 9 and 14 shall survive termination of this Agreement.

          14.09 NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or four days after being mailed by registered or certified mail, return receipt requested, or one day after being sent by private overnight courier addressed as set forth below, or if sent by facsimile transmission, on the first business day after transmission provided that an original copy has been deposited in the U.S. mail:

          If to Executive, to:

          John A. Steil c/o Vanguard Plastics of California, Inc.
          9420 Telfair Avenue

          Sun Valley, California  91352
          Telecopy: (818)768-9627


          If to the Company, to:

          Vanguard Plastics division of RXI Plastics, Inc.
          c/o RXI Holdings Inc.
          11111 Santa Monica Boulevard
          Suite 270
          Los Angeles, California  90025
          Attention: Leon Farahnik
          Telecopy: (310) 473-9592

          with a copy to:

          Sidley & Austin
          555 West Fifth Street
          40th Floor
          Los Angeles, California 90013
          Attention: Moshe J. Kupietzky, Esq.
          Telecopy: (213) 896-6600

or to such other address as such party may indicate by a notice delivered to the other party hereto.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.


                    THE COMPANY:

                    VANGUARD PLASTICS A DIVISION OF
                    RXI PLASTICS, INC., A DELAWARE CORPORATION


                    By:________________________________________
                    Title:_____________________________________


                    THE EXECUTIVE:


                    ___________________________________________
                    JOHN A. STEIL

                        EXHIBIT C TO EMPLOYMENT AGREEMENT


                             ARBITRATION PROCEEDINGS

          (a)  The arbitration shall be conducted in Los Angeles, California.

          (b) The arbitration proceedings will be conducted in accordance with, and pursuant to, the then current commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association in Los Angeles, California, except if the Arbitration Rules conflict with the provisions of this EXHIBIT C in which event the provisions of this EXHIBIT C shall control.

          (c) There will be a single neutral arbitrator ("Arbitrator") who will be selected in accordance with the usual rules and procedures under the Arbitration Rules.

          (d) The Arbitrator will have the power to grant all appropriate legal and equitable relief, both by way of interim relief and as a part of his final award, as may be granted by any court of competent jurisdiction, in order to carry out the terms of this Agreement (including, without limitation, declaratory and injunctive relief and damages, but in no event shall the Arbitrator have the authority to award punitive or exemplary damages). All awards and orders of the Arbitrator, including interim relief, may be enforced by any court of competent jurisdiction.

          (e) The parties intend that the arbitration proceedings be conducted as expeditiously as possible and that appropriate rights of discovery (including the right to depose witnesses, submit interrogatories and request documents) be granted to each party. In that regard, the parties agree to work together in good faith to arrive upon mutually acceptable procedures regarding the time limits for, and type and degree of, such rights of discovery and the periods of time within which the matters submitted to arbitration must be heard and determined by the Arbitrator. If the parties are unable to so agree, such issues will be submitted to the Arbitrator for his determination. If proper notice of any hearing has been given, the Arbitrator will have full power to proceed to take evidence or to perform any other acts necessary to arbitrate the matter in the absence of any party who fails to appear. At the request of any party, the Arbitrator, attorneys, parties to the arbitration, witnesses, experts, court reporters, or other persons present at the arbitration shall agree in writing to maintain the strict confidentiality of the arbitration proceedings.

          (f) Notwithstanding the foregoing, a party may apply to a court of competent jurisdiction within the State of California for relief in the form of a temporary restraining order or preliminary injunction, or other provisional remedy pending appointment of an Arbitrator or pending final determination of a claim through arbitration in accordance with this EXHIBIT C. In the event a dispute is submitted to arbitration hereunder during the Term, the parties shall continue to perform their respective obligations hereunder, subject to any interim relief that may be ordered by the Arbitrator or by a court of competent jurisdiction pursuant to the previous sentence.

          (g) The parties, by written stipulation, may expand or contract the rights, duties or obligations provided above, or otherwise modify the arbitration procedures as suits their convenience, consistent with what is otherwise permitted and feasible within the framework of the Arbitration Rules.

          (h) The prevailing party (if a prevailing party is determined to exist by the Arbitrator) in any proceeding or action under this EXHIBIT C shall be entitled to an award of all legal and accounting fees, expenses and other out-of-pocket costs incurred by such party, including any costs and fees incurred by and payable to the Arbitrator, in such proceeding or action, in addition to any other damages or relief awarded, regardless of whether such proceeding or action proceeds to final judgment.

          (i) Any decision or award of the Arbitrator shall be final and binding upon the parties to the arbitration proceeding except for fraud or failure to provide a hearing. The parties hereto hereby waive to the extent permitted by law any rights to appeal or to review of such award by any court or tribunal. The parties agree that the award of the Arbitrator may be enforced against the parties to the proceeding or their assets wherever they may be found and that a judgment upon the award may be entered in any court having jurisdiction thereof.

                               RXI HOLDINGS, INC.

                            CODE OF BUSINESS CONDUCT
                           (EFFECTIVE OCTOBER 1, 1994)


     In order to ensure the integrity of the operations of RXI Holdings, Inc. and its subsidiaries (collectively, "Company") and its reputation in the business community, it is imperative that employees of Company not engage in any activity, at any time, which does or may appear to conflict with the business interests of Company. Company has developed certain guidelines, discussed below, to assist employees in implementing its policy of maintaining appropriate accounting practices and its policies against conflicts of interests, transactions with government officials or employees, use of inside information and certain political activities.

     Certain of the guidelines discussed below apply to activities of an employee's immediate family, as well as to the employee. For such purposes, an employee's "immediate family" is deemed to be his or her spouse, any blood relation of such employee who is a member of the employee's household (such as a child, parent, sibling, aunt, uncle, cousin, etc.) and any such relation's spouse.

     The guidelines discussed below are intended for illustrative purposes only and are not all-inclusive. The guidelines do not relieve any employee of his or her responsibility to report any other situation which may reasonably be anticipated to pose a potential conflict of interest. Any employee who has a question about such guidelines, or about any particular activity which deviates from the guidelines or any other aspect of Company's conflict of interest policy should contact the Company's Chief Executive Officer or the Chief Financial Officer. All such inquiries will be treated confidentially. You will be asked to sign a copy of these guidelines to acknowledge that you have read and understand them.

     1. GIFTS. No employee or any member of any employee's immediate family should accept any gift, whether cash, property, travel or services, in any one year having an aggregate value greater than what is usual and customary, giving consideration to all of the surrounding facts and circumstances (i.e., greater than the amount an employee would normally spend on himself or herself and his or her personal friends), from, or on behalf of, any person or company (or parent company) or any officer, director, employee, representative or agent, or other person with managerial responsibilities, which competes with Company or with which Company does, or may reasonably be anticipated to do, business, including, but not limited to, companies or individuals engaged to, or who will, provide services to companies engaged anywhere in the world in any part of the entertainment business (including agents, attorneys, printing firms, advertisers, etc.) (a "Conflict Business Entity"). Although meals, drinks or other entertainment are not subject to the foregoing restrictions, any employee and members of the employee's immediate family should exercise reasonable judgment and not accept such entertainment on a scale which might appear to obligate the employee. In addition, employees should note the provisions of paragraph 4, "Transactions with Conflict Business Entities," below.

     2. OUTSIDE EMPLOYMENT; OTHER ACTIVITIES. No employee earning in excess of $50,000 annually should engage in any outside business activity or accept any compensatory employment or position, whether as an officer, director, employee, consultant or other independent contractor, with any other company or business entity. Also, no employee should engage in any outside business activity or accept any compensatory employment, which would be considered a conflict of interest (e.g., working in the same industry). In addition, no employee should engage in any outside activity to an extent that such activity does, or could reasonably be anticipated to, impair such employee's ability to perform his or her job at Company.

     3. ECONOMIC INTEREST IN CONFLICT BUSINESS ENTITIES. No employee should be a partner of any Conflict Business Entity, nor should any employee, together with all members of such employee's immediate family, own (in his or her own name or the name of a broker, bank or other nominee or agent) 2% or more of any class of securities (including common stock, preferred stock, debt instruments, limited partnership interests, etc.) of any Conflict Business Entity.

     4. TRANSACTIONS WITH CONFLICT BUSINESS ENTITIES. No employee or any member of such employee's immediate family should accept any gift or other gratuity (regardless of amount) from or on behalf of any Conflict Business Entity in connection with any transaction or potential transaction between Company and such Conflict Business Entity. In addition, in the event a member of any employee's immediate family in the ordinary course of such person's employment would be involved, directly or indirectly, in any transactions between a Conflict Business Entity and Company or any other company which may provide goods or services to Company or a Company subsidiary, such employee should discuss the matter with the Chief Executive Officer or the Chief Financial Officer before becoming involved, directly or indirectly.

     5. USE OF INSIDE INFORMATION FOR PERSONAL GAIN; CONFIDENTIALITY. Non-public information concerning Company or its officers, directors, employees or affiliates or their respective businesses of which any employee becomes aware should not be discussed with anyone outside of Company, including members of an employee's immediate family. ("Nonpublic Information" is generally information which has not been the subject of any press release or otherwise disseminated to the public at large.) Any inquiries from reporters or other members of the press should be referred to the Company's Secretary, without further response, and any unauthorized disclosure of Nonpublic Information of which an employee becomes aware should be similarly reported immediately.

     The foregoing principles also apply to inside information which employees of Company may obtain concerning another public corporation with respect to securities of such other corporation. Thus, if any employee of Company obtains material information about another corporation (such as a customer or supplier of the Company) which is not yet public, he or she should refrain from trading in the stock of the other corporation until a public announcement has been made. Employees should be advised that engaging in any such transaction, as well as contravening Company's Code of Business Conduct, may also constitute criminal violations of federal and state securities laws.

     6. TRANSACTIONS WITH GOVERNMENT OFFICIALS OR EMPLOYEES. No funds or assets of Company shall be paid, loaned, given or otherwise transferred, directly or indirectly, to any government official or employee, except in accordance with the following policies and procedures. No payment for an illegal purpose shall be made directly or indirectly to or for the benefit of any government official or employee. The provisions contained in this Code with respect to government officials and employees shall also apply to any entity in which a government official or employee is known to have a material interest.

     No government official or employee shall be retained to perform services related to a matter within the scope of his or her official duties or the duties and responsibilities of the governmental body by which he or she is employed.
No government official or employee shall be retained to perform any other services and Company shall not enter into any other transaction with such persons except for a legitimate business purpose and in accordance with applicable law. Any such services rendered or transactions must be pursuant to a written contract which has been approved in writing by the Chief Executive Officer or the Chief Financial Officer of Company, which specifies, in the case of services to be performed, the nature and scope of the services to be rendered, and which provides that no payment for such services or reimbursement of expenses shall be made by the Company except against a statement describing in reasonable detail the nature of services rendered or expenses incurred.

     Any government official or employee who is a party to a contract with Company shall, as a condition of such contract, certify annually in writing to the Company that he or she has complied with all governmentally imposed substantive or reporting requirements applicable to his or her entering into a contract with a private party with respect to the performance of services or the consummation of a transaction which is outside the scope of his or her governmental responsibilities. Company shall retain all such certifications for five years after completion of performance or other termination of the contract. The Company's Chief Executive Officer will verify the activities under approved agreement, on an annual basis, and will verify the continued legality of such agreement and the services rendered thereunder.

     Social amenities, entertainment and other courtesies may be extended to government officials or employees only to the extent appropriate and reasonable under applicable laws and customs. No gifts or entertainment shall be offered or furnished to any government official or employee having an aggregate value greater than what is usual and customary, giving consideration to all of the surrounding facts and circumstances (I.E., greater than the amount which the Company employee would normally spend on himself or herself and his or her personal friends). No gifts in the form of cash, stock or other similar consideration shall be given, regardless of amount. Any gift about which an employee is uncertain should not be made without the written approval of the Chief Executive Officer or the Chief Financial Officer. Any expenses incurred by a Company employee in connection with the matters discussed herein shall be specifically designated as such in the disbursement records and on his or her expense reimbursement records, and accurately recorded on Company's books and records.

     7. POLITICAL ACTIVITIES. There is no objection to political activity on a federal, state or local level, provided that the activity does not occur during business hours or, as discussed above, impair the performance of the employee's duties at Company. In addition, the employee must make clear to any political group with which such employee is affiliated that such employee's activities are being conducted exclusively in his or her personal capacity.
Such employee shall never use Company's name in connection with such activity or take any other action which could imply that Company is associated with such activity. Staff members may encounter a conflict of interest if they are identified with a major political candidate. Employees who desire actively to engage in such a political campaign must request a leave of absence.

     8. SALES AND PURCHASES OF GOODS AND SERVICES. Sales of goods and services by Company shall be billed to the purchaser by written invoice, setting forth in reasonable detail the goods or services involved and the amounts owed to Company therefor. No customer shall be billed for any amount in excess of the actual selling price of the goods or services, and no part of the purchase price shall be rebated to a customer except in accordance with approved plans and programs of Company and applicable law. All payments by Company for goods or services (including advertising and marketing participation) shall be supported by documentation reflecting the actual purpose of the payment. All payments of fees and or commissions to attorneys, consultants, advisors, agents, dealers or representatives shall be made by check or draft or other documentary transfer drawn to the order of the party entitled thereto. No payment shall be made to accounts or designated payees in a country other than those in which the obligee resides, maintains a principal place of business or rendered the services for which payment is due without written approval of the Company's Chief Executive Officer or Chief Financial Officer.

     9. ACCURACY AND COMPLETENESS OF BOOKS AND RECORDS. The books, records and accounts of Company must accurately and fairly reflect in reasonable detail Company's assets, liabilities, revenues and expenses, and no false or intentionally misleading entries shall be made therein. All payments and all other dispositions of the assets made by or on behalf of Company must be described accurately and fairly and with reasonable detail in the books, records and accounts of Company and are to be made only for the purpose described.in the documents and records recording the payment or other disposition. No payment or other disposition by or on behalf of Company shall be made without adequate supporting documentation. No undisclosed or unrecorded fund or asset of Company shall be established or maintained for any purpose. Compliance with generally accepted accounting principles and Company's systems of internal accounting controls is required at all times. Complete and accurate information is to be given in response to inquiries from Company's internal and outside independent auditors as well as Company/'s legal counsel. No employee shall enter into any arrangement that results in a violation of this section.

I have read, understand and agree to abide by the Code of Business conduct guidelines set forth above.



___________________________________       Date:_____________________________
Signature

Please print the following:

Name: _______________________________________________________________________

Title/Position: _____________________________________________________________

Company/Division: ___________________________________________________________

Department: _________________________________________________________________

Location: ___________________________________________________________________

                               GUARANTY AGREEMENT

          GUARANTY AGREEMENT ("Guaranty") dated as of May 1, 1996 by RXI Holdings, Inc., a Delaware corporation (the "Guarantor"), to and for the benefit of John A. Steil, and Ursula E. Steil as Sole Trustees of The 1989 Steil Family Trust ("Trust") and Vanguard Plastics, Inc., ("Vanguard") (the Trust and Vanguard being referred to as the "Beneficiaries"). Reference is hereby made to that certain Stock Purchase Agreement, by and between the Beneficiaries, RXI Plastics, Inc., ("Purchaser") and Guarantor dated as of May 1, 1996 (the "Agreement"). Capitalized terms used and not defined herein shall have the meanings given them in the Agreement.

                                   WITNESSETH:

          WHEREAS, the Beneficiaries and Purchaser are parties to the Agreement, concerning the sale of all of the issued and outstanding shares of capital stock (the "Shares") of Vanguard Plastics Inc. of California, a California corporation (the "Company");

          WHEREAS, the Beneficiaries require that the Guarantor execute and deliver this Guaranty to the Beneficiaries as a condition precedent to the Closing under the Agreement;

          NOW, THEREFORE, in order to induce the Beneficiaries to sell the Shares to Purchaser, and to accept the Purchaser Note from Purchaser, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby agrees with and for the benefit of the Beneficiaries as follows:

          1.   GUARANTY.

               (a) The Guarantor hereby fully and unconditionally guarantees all of the obligations of Purchaser under the Agreement, including without limitation the full and punctual payment of any and all monetary obligations of Purchaser to Trust under the Purchaser Note.

               (b) This Guaranty is a guaranty of payment and performance and not merely of collection. The Guarantor agrees that, if Purchaser shall fail to perform and discharge promptly any of its obligations or to pay any monetary obligations under the Agreement or the Purchaser Note, the Guarantor shall forthwith, upon demand, perform, discharge or pay the same in the same manner and to the same extent as Purchaser is obligated to perform and pay. The Guarantor further agrees that the Beneficiaries may proceed against the Guarantor to enforce the provisions of this Guaranty without having first proceeded against Purchaser under the Agreement or the Purchaser Note.

               (c) The Guarantor further agrees to pay any and all costs and expenses, including, without limitation, accountant's and attorney's fees, disbursements and expenses, incurred by Beneficiaries in enforcing any rights under this Guaranty.

          2. NO DISCHARGE. This Guaranty is a continuing guaranty and the obligations of the Guarantor hereunder will not be discharged, affected, impaired or released by: (a) any modification of, or amendment or supplement to, the Agreement; (b) any waiver, consent, extension or other action or inaction or any exercise or non-exercise of any right, remedy, or power; (c) any insolvency, bankruptcy, reorganization, liquidation, dissolution, or similar proceedings with respect to Purchaser; or (d) any other occurrence, circumstances or grounds whatsoever that would release a guarantor, except performance in full of all obligations of Purchaser in accordance with the terms and conditions of the Agreement, as the same may be amended, modified, supplemented or terminated from time to time. Guarantor hereby waives any provisions of applicable law which may to the contrary, including, without limitation, Sections 2819, 2845 and 2846 of the California Civil Code.

          3. REINSTATEMENT. The Guarantor agrees that this Guaranty shall be automatically reinstated if and to the extent that any payment made by or on behalf of Purchaser pursuant to the Agreement is rescinded or must be otherwise restored, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

          4. NOTICES. All notices and other communications which may be given under this Guaranty shall be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier, provided that a copy is mailed by certified mail, return receipt requested, (c) three (3) Business Days after deposit in the U.S. Mails, if mailed first class, by certified mail, return receipt requested or (d) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth as follows:


To Trust:           c/o John A. Steil
                    Vanguard Plastics of California, Inc.
                    9420 Telfair Avenue
                    Sun Valley, California 91352
                    Facsimile: (818) 768-9267

                    with a copy to:

                    Manatt Phelps & Phillips LLP
                    11345 West Olympic Boulevard
                    Los Angeles, California 90064
                    Attention: Andrew Erskine, Esq.
                    Facsimile: (310) 312-4224

To Vanguard:        Vanguard Plastics Inc.
                    c/o Zuckerman & Honickman
                    191 South Gulph Road
                    King of Prussia, Pennsylvania 19406
                    Attention: Norma Reichlin

                    Facsimile: (610) 962-1081

                    and

                    Vanguard Plastics Inc.
                    18 Market Street
                    Patterson, New Jersey 07501
                    Attention: Richard Meyersburg

                    with a copy to

                    Sherr Joffe & Zuckerman
                    200 Four Falls Corporate Center
                    Suite 400
                    West Conshohocken, Pennsylvania 19428
                    Attention: Barbara Dubrow, Esq.

To: Purchaser
or
Guarantor:          RXI Holdings, Inc.
                    11111 Santa Monica Boulevard
                    Suite 270
                    Los Angeles, California 90025
                    Attention: Leon Farahnik
                    Facsimile: (310) 473-9592

                    with a copy to

                    Sidley & Austin
                    555 West Fifth Street
                    Suite 4000
                    Los Angeles, California 90013
                    Attention: Moshe J. Kupietzky, Esq.
                    Facsimile: (213) 896-6600

or at such other place as any such party may designate by notice duly given in accordance with this Section to the parties.

          5. SEVERABILITY. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction or with respect to any provision herein shall, as to such jurisdiction or provision, be ineffective only to the extent of such prohibition or unenforceability but shall not invalidate or render unenforceable such provision in any other jurisdiction, and shall not invalidate the remaining provisions hereof.

          6.   MISCELLANEOUS.

               (a) This Guaranty is a continuing guaranty and shall: (i) be binding upon the Guarantor and its successors and assigns; (ii) inure to the benefit of, and be enforceable by the Beneficiaries, its successors, assigns and transferees, including its successors, assigns and transferees under this Guaranty and the Agreement, but shall not, and is not intended to, create rights in any third party; (iii) not be waived, amended or modified without the prior written consent of the Beneficiaries; and (iv) be governed by, construed, applied or enforced in accordance with, the laws of the State of California (without regard to the choice of law rules thereof), including all matters of construction, validity and performance.

               (b) Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of its obligations under the Agreement and this Guaranty and any requirement that Beneficiaries protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against Purchaser or any other Person or any collateral.

               (c) No failure on the part of Beneficiaries to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

               (d) Guarantor hereby agrees that all payments hereunder shall be made and all obligations hereunder shall be performed in California.

               (e) Guarantor hereby submits itself in any legal action or proceeding relating to this Guaranty or for enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Superior Court of the State of California, County of Los Angeles, the courts of the United States of America for the Central District of California, and appellate courts from any thereof.

               (f) Guarantor hereby waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court in California, or that such proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

               (g) Guarantor hereby agrees that service of process in any such legal action or proceeding may be effected by mailing a copy thereof (by registered or certified mail, postage prepaid) to its address set forth herein.

          IN WITNESS WHEREOF, the Guarantor has executed this Guaranty as of the day and year first above written.

                              RXI Holdings, Inc.



                              By:
                                 -----------------------------------------
                                 Name:
                                 Title:

                    RXI HOLDINGS, INC. 1994 STOCK OPTION PLAN

                      NON-QUALIFIED STOCK OPTION AGREEMENT

          This Stock Option Agreement (this "Agreement") dated as of April __, 1996 (the "Option Date") is entered into between RXI HOLDINGS, INC., a Delaware corporation (the "Company") and John A. Steil (the "Optionee").

     1.   GRANT OF OPTION.

          The Company hereby grants to the Optionee, pursuant to the provisions of the 1994 Stock Option Plan (the "Plan"), an option to purchase from the Company (the "Option") 100,000 shares of its Class A Common Stock, $0.001 par value ("Common Stock"), at the price of $1.25 per share (the "Exercise Price") upon and subject to the terms and conditions set forth below.

     2.   OPTION SUBJECT TO ACCEPTANCE OF AGREEMENT.

          The Option shall become null and void unless the Optionee shall accept this Agreement by executing it in the space provided below and returning it to the Company.

     3.   TIME AND MANNER OF EXERCISE OF OPTION.

          3.1 MAXIMUM TERM OF OPTION. In no event may the Option be exercised, in whole or in part, after the date which is five and one-half (5-1/2) years after the Option Date (the "Expiration Date").

          3.2 EXERCISE OF OPTION. (a) The Option shall become exercisable according to the following schedule:

                                  CUMULATIVE PERCENTAGE
           VESTING DATE         OF OPTIONS SHARES VESTED

         First Anniversary                 20%
         Second Anniversary                40%
         Third Anniversary                 60%
         Fourth Anniversary                80%
         Fifth Anniversary                100%

               (b) If the Optionee's employment by the Company terminates by reason of disability, retirement on or after age 65 after a minimum of three years of employment with the Company or any of its subsidiaries or death, the Option shall be exercisable only to the extent that the Option is exercisable on the effective date of Optionee's termination of employment and may thereafter be exercised by the Optionee (or the Optionee's executor, administrator or legal representative) for a period of six months from the date of the Optionee's termination of employment or until the expiration of the term of the Option, whichever period is shorter. For purposes of this Agreement, "disability" shall mean the inability of the Optionee substantially to perform his duties and responsibilities.

               (c) If the Optionee's employment by the Company terminates for any reason other than as set forth in paragraph (b) above, the Option shall terminate automatically on the effective date of the Optionee's termination of employment; PROVIDED, HOWEVER, that if Optionee's employment is terminated by the Company without "Cause," the Optionee may exercise the Option to the extent exercisable on the date of termination of employment for a period of ninety (90) days following the effective date of such termination. For purposes of this Agreement, termination of employment for "Cause" shall mean a termination of employment resulting from, or caused by, the Optionee's theft or embezzlement from the Company, other act of dishonesty, the violation of a material term or condition of the Optionee's employment, the conviction of the Optionee for a crime involving moral turpitude, violation of any statutory or common law duty of loyalty to the Company or the Optionee's engagement in acts or conduct which, in the opinion of the Committee (as defined in the Plan), are harmful to the interests of the Company.

          3.3 METHOD OF EXERCISE. Subject to the limitations set forth in this Agreement, the Option may be exercised (i) by giving written notice to the Company specifying the number of whole shares to be purchased and accompanied by payment therefor in full either (A) in cash, (B) in previously owned whole shares of Common Stock (for which the Optionee has good title free and clear of all liens and encumbrances) having a fair market value determined as of the date of exercise equal to the aggregate purchase price payable by reason of such exercise, (C) by authorizing the Company to retain whole shares of Common Stock which would otherwise be issuable upon exercise of the Option having a fair market value determined as of the date of exercise equal to the aggregate purchase price payable by reason of such exercise, (D) in cash by a broker-dealer to whom the Optionee has submitted an irrevocable notice of exercise, or
(E) a combination of (A), (B) and (C), and (ii) by executing such documents as the Company may reasonably request. The Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (B) - (E). No shares of Common Stock shall be issued until the full purchase price has been paid. Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the Optionee.

          3.4 TERMINATION OF OPTION. (a) In no event may the Option be exercised after it terminates as set forth in this Section 3.4. The Option shall terminate, to the extent not exercised pursuant to Section 3.3 or earlier terminated pursuant to Section 3.2, on its Expiration Date.

               (b) In the event that the Optionee shall forfeit rights to purchase all or a portion of the shares to which this Option relates, the Optionee shall, within 10 days of the date of the Company's written request, return this Agreement to the Company for cancellation. If the Optionee continues to have vested rights hereunder, the Company shall, within 10 days of the Optionee's delivery of this Agreement to the Company for cancellation, issue to the Optionee a substitute option agreement applicable to the Optionee's vested rights hereunder, which agreement shall be substantially similar to this Agreement in form and substance.

     4.   ADDITIONAL TERMS AND CONDITIONS OF OPTION.

          4.1 NONTRANSFERABILITY OF OPTION. Neither the Option nor any rights under this Agreement may be transferred by the Optionee other than by will or the laws of descent and distribution. During the Optionee's lifetime, the Option is exercisable only by the Optionee or by his guardian or legal representative. Any other transfer or any attempted assignment, pledge, hypothecation or disposition, whether or not by operation of law, shall be void. The Option shall not be subject to execution, attachment or other process, and no person shall be entitled to exercise any rights of the Optionee hereunder or possess any rights hereunder by virtue of any attempted execution, attachment or other process.

          4.2 INVESTMENT REPRESENTATION. The Optionee hereby represents and covenants that (a) any share of Common Stock purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), unless such purchase has been registered under the Securities Act and applicable state securities law; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Optionee shall submit a written statement, in form satisfactory to counsel for the Company, to the effect that such representation (x) is true and correct as of the date of purchase of any shares hereunder, or (y) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to any exercise of the Option, the Optionee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the shares and, in connection therewith, shall execute any documents which the Board or any committee authorized by the Board shall in its sole discretion deem necessary or advisable.

          4.3 RESTRICTIVE LEGEND. Each certificate evidencing Common Stock issued upon exercise of the Option shall bear a legend substantially in the form set forth below:

          THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (I) A REGISTRATION STATEMENT IN RESPECT OF SUCH SHARES WHICH IS FILED AND MADE EFFECTIVE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR
          (II) AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER SUCH ACT IS NOT REQUIRED. SUCH SHARES ARE ALSO SUBJECT TO THE RESTRICTIONS ON

          TRANSFER CONTAINED IN A STOCK OPTION AGREEMENT DATED AS OF MAY 1, 1996 BETWEEN JOHN A. STEIL AND RXI HOLDINGS, INC.

          4.4 THE COMPANY'S OPTION TO PURCHASE. Upon the termination of the Optionee's employment with the Company, the Company shall have the option to purchase, for a period of ninety (90) days, the Option (to the extent then exercisable) and all shares of Common Stock then owned by Optionee, at a cash purchase price equal to the Fair Market Value (as defined in the Plan) of such Common Stock on the date of Optionee's termination of employment, which purchase price shall be reduced, to the extent the Option has not been exercised, by the Exercise Price in respect thereof. The provisions of this SECTION 4.4 shall cease to be operative on the day following the effectiveness of a registration statement filed under the Securities Act covering shares of the Common Stock being sold by the Company for its own account.

          4.5 TAXES. (a) As a condition precedent to any exercise of the Option, the Optionee shall, upon request by the Company, pay to the Company in addition to the purchase price of the shares, such amount of cash as the Company may be required, under all applicable federal, state or local laws or regulations, to withhold and pay over as income or other withholding taxes (the "Required Tax Payments") with respect to such exercise of the Option. If the Optionee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Optionee.

               (b) The Optionee may, at his election, satisfy his obligation to advance the Required Tax Payments by any of the following means: (i) a cash payment to the Company pursuant to Section 4.5(a), (ii) delivery to the Company of previously owned whole shares of Common Stock (for which the Optionee has good title, free and clear of all liens and encumbrances) having a fair market value determined as of the date the obligation to withhold or pay taxes first arises in connection with the Option (the "Tax Date"), (iii) authorizing the Company to withhold from the shares of Common Stock otherwise issuable to the Optionee pursuant to an Option, a number of whole shares of Common Stock having a fair market value determined as of the Tax Date or (iv) any combination of the foregoing methods; provided, however, that if the Optionee is subject to Section 16 of the Securities Exchange Act of 1934, as amended, the method of satisfying such an obligation shall be in compliance with such Section 16 and the rules and regulations thereunder. Shares of Common Stock to be delivered or withheld may have an aggregate fair market value in excess of the minimum amount of the Required Tax Payments, but not in excess of the amount of the Required Tax Payments determined by applying the Optionee's maximum marginal tax rate. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Optionee.

          4.6 ADJUSTMENT. In the event of any change in the outstanding Common Stock by reason of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization, or any distribution to holders of Common Stock other than a cash dividend, the number and class of shares under the Option and the purchase price per share, shall be appropriately adjusted by the Committee
(as defined in the Plan) without a change in the aggregate purchase price.
The decision of the Committee regarding the amount and timing of any adjustment pursuant to this Section 4.6 shall be conclusive.

          4.7 COMPLIANCE WITH APPLICABLE LAW. The Option is subject to the condition that if the listing of the shares covered by the Option on any securities exchange, the registration or qualification of such shares under any federal or state law or the consent or approval of any regulatory body shall be required as a condition of, or in connection with, the granting of the Option or the purchase or delivery of shares hereunder, the Option may not be exercised, in whole or in part, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained. The Company agrees to make every reasonable effort to effect or obtain any such listing, registration, qualification, consent or approval.

          4.8 DELIVERY OF CERTIFICATES. Upon the exercise of the Option, in whole or in part, the Company shall deliver one or more certificates representing the number of shares purchased against full payment therefor. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 4.5.

          4.9 OPTION CONFERS NO RIGHTS AS SHAREHOLDER. The Optionee shall not be entitled to any privileges of ownership with respect to shares of Common Stock subject to the Option unless and until purchased and delivered upon the exercise of the Option, in whole or in part, and the Optionee shall not be considered a shareholder of the Company with respect to any such shares not so purchased and delivered.

          4.10 OPTION CONFERS NO RIGHTS TO CONTINUED EMPLOYMENT. In no event shall the granting of the Option or its acceptance by the Optionee give or be deemed to give the Optionee any right to continue in the employment of the Company.

          4.11 DECISIONS OF BOARD. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Option or its exercise. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

          4.12 COMPANY TO RESERVE SHARES. The Company shall at all times prior to the expiration or termination of the Option reserve and keep available, either in its treasury or out of its authorized but unissued shares of Common Stock, the full number of shares subject to the Option from time to time.

          4.13 AGREEMENT SUBJECT TO PLAN. This Agreement is subject to the provisions of the Plan, and shall be interpreted in accordance therewith. The Optionee hereby acknowledges receipt of a copy of the Plan.

     5.   MISCELLANEOUS PROVISIONS.

          5.1 MEANING OF CERTAIN TERMS. As used herein, the term "vest" shall mean no longer subject to forfeiture and all exercisable rights hereunder shall be deemed to be vested. As used herein, employment by the Company shall include employment by a corporation which is a "subsidiary corporation" of the Company, as such term is defined in section 424 of the Internal Revenue Code of 1986, as amended (the "Code") or any affiliated corporation. References in this Agreement to sections of the Code shall be deemed to refer to any successor section of the Code or any successor internal revenue law.

          5.2 SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Optionee, acquire any rights hereunder.

          5.3 NOTICES. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by actual delivery to the party entitled thereto, or (b) by mailing in the United States mails to the last known address of the party entitled thereto, via certified or registered mail, return receipt requested. The notice shall be deemed to be received in case of delivery, on the date of its actual receipt by the party entitled thereto, and in case of mailing, five days following the date of such mailing.

          5.4 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the internal laws of the State of California.

          5.5 COUNTERPARTS. This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

                             Next Page is Page 7

          5.6 DESIGNATION AS NONQUALIFIED STOCK OPTION. The Option is hereby designated as not constituting an "incentive stock option" within meaning of section 422 of the Code. This Agreement shall be interpreted and treated consistently with such designation.


                              RXI HOLDINGS, INC.



                              By: __________________________________________

                              Name: ________________________________________

                              Title: _______________________________________


AGREED AND ACCEPTED:



____________________________________
John A. Steil